Filed Pursuant to Rule 424(b)(5)
Registration No. 333-210585

Prospectus Supplement

(to Prospectus Dated April 14, 2016)

$50,000,000

5.75% Convertible Senior Notes due 2021

Interest payable February 1 and August 1

We are offering $50,000,000 aggregate principal amount of our 5.75% Convertible Senior Notes due 2021, or the notes. The notes will bear interest at a rate of 5.75% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2017. The notes will mature on August 1, 2021, unless earlier converted, redeemed or repurchased.

Holders may convert all or any portion of their notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date. Upon conversion of a note, we will deliver for each $1,000 principal amount of converted notes a number of shares of our common stock equal to the conversion rate, as described in this prospectus supplement.

The conversion rate will initially be 124.7505 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $8.02 per share of our common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or upon conversion of the notes (other than in connection with such corporate events), we will increase the conversion rate in certain circumstances for a holder who elects to convert its notes in connection with such corporate event or otherwise convert its notes.

We may redeem for cash all or any portion of the notes, at our option, if the last reported sale price of our common stock is equal to or greater than 200% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending within the five trading days immediately preceding the date on which we provide a notice of redemption, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the notes.

If we undergo a fundamental change, subject to certain conditions, holders may require us to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our general unsecured obligations and will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with all of our existing and future liabilities that are not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of our future subsidiaries, if any.

For a more complete description of the terms of the notes, see the “Description of Notes” section of this prospectus supplement. We do not intend to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on the NASDAQ Global Market under the symbol “ITEK.” The last reported sale price of our common stock on the NASDAQ Global Market on August 1, 2016 was $6.69 per share.

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	$1,000	$50,000,000
Underwriting discounts and commissions(2)	$50	$2,500,000
Proceeds, before expenses, to us	$950	$47,500,000

(1)	Plus accrued interest, if any, from August 5, 2016.

(2)	See “Underwriting” for additional information regarding underwriting compensation.

We have granted the underwriters the option to purchase up to an additional $7,500,000 aggregate principal amount of the notes at the public offering price, less the underwriting discounts and commissions, exercisable within a 30-day period from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors in book-entry form through the facilities of the Depository Trust Company on or about August 5, 2016.

Joint Book-Running Managers

Cowen and Company	Piper Jaffray

Financial Advisors

J. Wood Capital Advisors	Perella Weinberg Partners

August 1, 2016

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of the registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. This prospectus supplement and any free writing prospectus we authorize for use in connection with this offering may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference herein or therein that was filed with the SEC before the date of this prospectus supplement, you should rely on the information contained in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement. This prospectus supplement, the accompanying prospectus, the documents incorporated by reference into each and any free writing prospectus we authorize for use in connection with this offering include important information about us, the notes and other information should you consider before investing in the notes. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties and covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We have not and the underwriters have not authorized anyone to provide you with any information other than information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any free writing prospectus we have authorized for use in connection with this offering. We take no responsibility for, and can provide no assurances as to the reliability of, any information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We are not offering to sell these notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

All references in this prospectus supplement or the accompanying prospectus to “Inotek,” the “Company,” “we,” “us,” or “our” mean Inotek Pharmaceuticals Corporation and our subsidiary, collectively, unless we state otherwise or the context otherwise requires.

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain references to trademarks, service marks and trade names

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owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain, and any free writing prospectus we authorize for use in connection with this offering may contain, “forward-looking statements” within the meaning of the federal securities laws, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may”, “will”, “could”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, “continue”, and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus supplement, and in particular those factors referenced in the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as our filings with the SEC that are incorporated by reference into this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2015, or our 2015 10-K, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

These forward-looking statements are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

■	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing;

■	federal, state, and non-U.S. regulatory requirements, including regulation of our current or any other future product candidates by the U.S. Food and Drug Administration, or the FDA;

■	the success, timing and cost of our current Phase 3 program for trabodenoson as a monotherapy and planned Phase 3 and other clinical trials and our recently initiated Phase 2 program for our fixed-dose combination product candidate, including statements regarding the timing of initiation and completion of the trials;

■	the timing of and our ability to submit regulatory filings with the FDA and to obtain and maintain FDA or other regulatory authority approval of, or other action with respect to, our product candidates;

■	our commercialization, marketing and manufacturing capabilities and strategy, including with respect to our potential sales force in the United States and our partnering and collaboration efforts outside the United States;

■	third-party payor reimbursement for our current product candidates or any other potential products;

■	our expectations regarding the clinical safety, tolerability and efficacy of our product candidates and results of our clinical trials;

■	the glaucoma patient market size and the rate and degree of market adoption of our product candidates by ophthalmologists, optometrists and patients;

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■	the timing, cost or other aspects of a potential commercial launch of our product candidates and potential future sales of our current product candidates or any other potential products if any are approved for marketing;

■	our expectations regarding licensing, acquisitions and strategic operations;

■	the potential advantages of our product candidates;

■	our competitors and their product candidates, including our expectations regarding those competing product candidates;

■	our ability to protect and enforce our intellectual property rights, including our patented and trade secret protected proprietary rights in our product candidates; and

■	anticipated trends and challenges in our business and the markets in which we operate.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those indicated by these forward-looking statements, including, without limitation: the possibility that we may experience slower than expected clinical site initiation or slower than expected identification and enrollment of evaluable patients; the potential for delays or problems in analyzing data or the need for additional analysis, data or patients; the potential that future pre-clinical and clinical results may not support further development of our product candidates; the potential for unexpected adverse events in the conduct of one of our clinical trials to impact our ability to continue the clinical trial or further development of a product candidate; the risk that we may encounter other unexpected hurdles or issues in the development and manufacture of our product candidates that may impact our cost, timing or progress, as well as those risks more fully discussed in the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as our filings with the SEC that are incorporated by reference into this prospectus supplement, including our 2015 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

Given these uncertainties, readers should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, we do not undertake or intend to update any forward-looking statements after the date of this prospectus supplement or the accompanying prospectus or the respective dates of documents incorporated by reference herein or therein that include forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein, and does not contain all of the information that you should consider in making your investment decision. Before investing in our notes, you should carefully read this entire prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference herein. You should also consider, among other things, the matters described under the section entitled “Risk Factors” beginning on page S-10 of this prospectus supplement, in our 2015 10-K and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 before making an investment decision regarding our notes.

Overview

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other diseases of the eye. Glaucoma is a disease of the eye that is typically characterized by structural evidence of optic nerve damage, vision loss and consistently elevated intraocular pressure, or IOP. Our lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic that we rationally designed to lower IOP by restoring the eye’s natural pressure control mechanism. We developed this molecule to selectively stimulate a particular adenosine subreceptor in the eye with the effect of augmenting the intrinsic function of the eye’s trabecular meshwork, or TM. The TM regulates the pressure inside the eye and is also the main outflow path for the fluid inside of the eye that often builds up pressure in patients with glaucoma. We believe that by restoring the natural function of the TM and this outflow path, rather than changing the fundamental dynamics of pressure regulation in the eye, trabodenoson’s mechanism of action should result in a lower risk of unintended side effects and long term safety issues than other mechanisms of action. Additionally, trabodenoson’s unique mechanism of action in the TM should complement the activity of existing glaucoma therapies that exert their IOP-lowering effects on different parts of the in-flow and out-flow system of the eye.

Our product pipeline includes trabodenoson monotherapy delivered in an eye drop formulation, as well as a fixed-dose combination, or FDC, of trabodenoson with latanoprost given once-daily, or QD. We are also evaluating the potential of trabodenoson to slow the loss of vision associated with glaucoma and degenerative retinal diseases. Statistically significant results for the primary endpoint of our completed Phase 2 clinical trial indicate that trabodenoson monotherapy has IOP-lowering effects in line with existing therapies, with a favorable safety and tolerability profile at all doses tested. Our completed Phase 2 trial of trabodenoson co-administered with latanoprost, a prostaglandin analogue, or PGA, demonstrated IOP-lowering in patients who have previously had inadequate responses to treatment with latanoprost. These patients represent PGA poor-responders, as evidenced by persistently elevated IOP at levels that typically require the addition of a second drug to further lower IOP.

We had an End-of-Phase 2 meeting with the U.S. Food and Drug Administration, or FDA, in 2015 to discuss our Phase 3 program for trabodenoson monotherapy, and to confirm the design and endpoints for the Phase 3 pivotal trials. At the meeting, we reached agreement on the design of our initial Phase 3 study, as well as the overall regulatory path for trabodenoson. We started our Phase 3 program for trabodenoson monotherapy in October 2015, and, based on our estimate of the rate of patient enrollment, we expect to report top-line data from the first pivotal trial in the program by late 2016. If the primary objectives of all of the trials in our Phase 3 program are met, we plan to submit a New Drug Application, or NDA, to the FDA for marketing approval of trabodenoson for the treatment of glaucoma in the United States. We plan to submit a marketing authorization application, or MAA, in Europe after filing our NDA for approval of trabodenoson in the United States.

We own worldwide rights to all indications for our current product candidates and have patents and pending patent applications related to the composition of matter, pharmaceutical compositions and methods of use for trabodenoson, certain of which extend to 2033 with respect to our issued patents and 2034 with respect to our pending patent applications, if issued. If trabodenoson receives marketing approval in the United States, we plan to commercialize it by establishing our own specialty sales force in the United States.

Recent Developments

Financial Information as of June 30, 2016

We are currently finalizing our financial results for the three and six months ended June 30, 2016. While complete financial information and operating data as of and for such period are not available, our management preliminarily estimates our cash, cash equivalents and short-term investments were approximately $98.2 million at June 30, 2016. This estimate is preliminary and may change. We have not completed our normal quarterly review procedures for the quarter ended June 30, 2016, and there can be no assurance that our final cash position for this quarter will not differ from this estimate, including as a result of quarter-end closing procedures or review adjustments, and such changes could be material. This estimate should not be viewed as a substitute for full interim financial statements prepared in accordance with GAAP or as a measure of our performance.

Issuance of Common Stock under our At-The-Market (“ATM”) Program

In April 2016, we entered into a Sales Agreement with Cowen and Company, LLC, pursuant to which we are entitled, at our discretion, from time to time during the term of the Sales Agreement, to issue and sell shares of our common stock, having an aggregate gross offering price of up to $50.0 million dollars through Cowen and Company, LLC, acting as sales agent and/or principal (“ATM Program”). As of the date of this prospectus supplement, we sold an aggregate of 482,689 shares of common stock under our ATM Program for proceeds of approximately $4.3 million, or $8.84 per share, net of commissions. $45.6 million remains available for sale under our ATM Program.

Corporate Information

We were incorporated under the laws of the state of Delaware in 1999. Our principal executive office is located at 91 Hartwell Avenue, Lexington, MA 02421, and our telephone number is (781) 676-2100. Our website address is www.inotekpharma.com. The information on, or that can be accessed through, our website does not constitute part of this prospectus supplement, and you should not rely on any such information in making the decision whether to purchase the notes offered hereby. Our common stock is listed on the NASDAQ Global Market under the symbol “ITEK.”

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms and conditions of the notes. As used in this section, references to “we,” “our” and “us” refer only to Inotek Pharmaceuticals Corporation and not to any of its existing and future subsidiaries.

Issuer	Inotek Pharmaceuticals Corporation, a Delaware corporation.

Securities	$50.0 million principal amount of 5.75% Convertible Senior Notes due 2021 (or $57.5 million principal amount of notes if the underwriters exercise their option to purchase additional notes in full).

Maturity	August 1, 2021, unless earlier converted, redeemed or repurchased.

Interest	5.75% per year. Interest will accrue from August 5, 2016 and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on February 1, 2017, to holders of record at the close of business on January 15 and July 15, as the case may be, immediately preceding each interest payment date. We will pay additional interest, if any, at our election, as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion Rights	Holders may convert all or any portion of their notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date.

The conversion rate will initially be 124.7505 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $8.02 per share of our common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion of a note, we will deliver for each $1,000 principal amount of converted notes a number of shares of our common stock equal to the conversion rate, as described in this prospectus supplement. See “Description of Notes—Conversion Rights—Settlement upon Conversion.”

In addition, we may be required to increase the conversion rate in certain circumstances as described under “Description of Notes—Conversion Rights—Investor Make-Whole upon Voluntary Conversion,” and “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “Description of Notes—Conversion Rights—Additional Shares Make-Whole Table.”

You will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the delivery to you of shares of our common stock, together with a cash payment for any fractional share, upon conversion of a note.

Investor Make-Whole upon Voluntary Conversion	Upon any conversion of the notes (other than in connection with a make-whole fundamental change as described in this prospectus supplement under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of our common stock based on the make-whole table set forth under “Description of Notes—Conversion Rights—Additional Shares Make-Whole Table” with the stock price for purposes of calculating the additional shares to be based on the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the conversion date. See “Description of Notes—Conversion Rights—Investor Make-Whole upon Voluntary Conversion” and “Description of Notes—Conversion Rights—Additional Shares Make-Whole Table.”

Notwithstanding the foregoing, if in connection with any conversion the conversion rate is adjusted as described under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” below, holders will not receive an additional increase in the conversion rate under “Description of Notes—Conversion Rights—Investor Make-Whole upon Voluntary Conversion” with respect notes surrendered for conversion.

Optional Redemption	We may redeem for cash all or any portion of the notes, at our option, if the last reported sale price of our common stock is equal to or greater than 200% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending within the five trading days immediately preceding the date on which we provide notice of redemption, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No “sinking fund” is provided for the Notes, which means that we are not required to redeem or retire the notes periodically.

We will give notice of any redemption not less than 30 days nor more than 60 days before the redemption date by mail or electronic delivery to the trustee, the paying agent (if other than the trustee) and each holder of notes.

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or any portion of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking	The notes will be our general unsecured obligations and will rank:

■	senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes;

■	equal in right of payment with all of our existing and future liabilities that are not so subordinated;

■	effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

■	structurally junior to all indebtedness and other liabilities of our future subsidiaries, if any.

As of March 31, 2016, we and our subsidiary had no indebtedness.

Certain Covenants	The indenture governing the notes will limit our ability and the ability of our subsidiaries to incur indebtedness and issue preferred stock and our ability to merge or consolidate. The limitation on our and our subsidiaries’ ability to incur indebtedness and issue preferred stock, however, will be inapplicable upon the occurrence of certain corporate events or if and when less than 25% of the initial aggregate principal amount of the notes (including notes issued upon the exercise by the underwriters of their option to purchase additional notes) remain outstanding. In addition, the limitations on our and our subsidiaries’ ability to incur indebtedness and issue preferred stock and our ability to merge or consolidate are subject to several exceptions. See “Description of Notes—Limitation on Incurrence of Additional Indebtedness” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $46.9 million (or approximately $54.0 million if the underwriters exercise their option to purchase additional notes in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund the continued testing of trabodenoson as a monotherapy and as a fixed-dose combination with latanoprost for the reduction of IOP, and for general corporate purposes. See “Use of Proceeds.”

Book-Entry Form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of Notes—Book-Entry, Settlement and Clearance.”

Absence of a Public Market for the Notes	The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes at any time without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

Material U.S. Federal Income Tax Considerations	For the U.S. federal income tax considerations of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material U.S. Federal Income Tax Considerations.”

NASDAQ Global Market Symbol for Our Common Stock	Our common stock is listed on the NASDAQ Global Market under the symbol “ITEK.”

Trustee, Paying Agent and Conversion Agent	Wilmington Trust, National Association

Risk Factors	You should carefully read “Risk Factors” in this prospectus supplement, the accompanying prospectus, and in the documents incorporated by reference herein and therein for a discussion of factors that you should consider before deciding to invest in the notes.

SUMMARY CONSOLIDATED FINANCIAL DATA

The selected consolidated statements of operations data for the years ended December 31, 2015 and 2014 and the consolidated balance sheet data as of December 31, 2015 and 2014, have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement from our 2015 10-K. The selected consolidated statements of operations data for the three months ended March 31, 2016 and 2015, and the consolidated balance sheet data as of March 31, 2016, have been derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. These unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such financial data.

You should read this data together with our consolidated financial statements and related notes as well as the information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2015 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated herein by reference. Our historical results are not necessarily indicative of our future results, and results for the three-month period ended March 31, 2016 are not necessarily indicative of the results to be expected for the year ending December 31, 2016, or any other interim periods or any future year or period.

	Year ended December 31,		Three months ended March 31,
	2015	2014	2016	2015
	(in thousands, except share and per share data)
			(unaudited)
Consolidated Statements of Operations Data:
Operating expenses:
Research and development	$(12,554)	$(5,592)	$(7,615)	$(1,069)
General and administrative	(7,842)	(2,112)	(2,522)	(1,980)

Loss from operations	(20,396)	(7,704)	(10,137)	(3,049)
Interest income	89	–	69	–
Interest expense	(1,230)	(980)	–	(474)
Loss on extinguishment of debt	(4,399)	–	–	(683)
Change in fair value of warrant liabilities	267	(845)	–	267
Change in fair value of Convertible Bridge Notes redemption rights derivative	480	(2)	–	480
Change in fair value of 2020 Convertible Notes derivative liability	(42,793)	–	–	1,997

Net loss	$(67,982)	$(9,531)	$(10,068)	$(1,462)

Net loss per common share—basic and diluted	$(3.72)	$(13.52)	$(0.38)	$(0.21)

Weighted average common shares outstanding—basic and diluted	18,311,333	1,020,088	26,423,394	7,677,575

	December 31,		March 31,
	2015	2014	2016
	(in thousands)
			(unaudited)
Consolidated Balance Sheet Data
Cash and cash equivalents	$80,042	$3,618	$58,706
Short-term investments	31,238	–	43,559
Total assets	113,321	5,520	104,207
Convertible notes payable	–	1,541	–
Notes payable—current portion	–	3,063	–
Notes payable, net of current portion	–	2,550	–
Warrant liabilities and convertible notes redemption rights derivative	–	962	–
Total liabilities	4,508	10,278	4,965
Series AA redeemable convertible preferred stock	–	46,253	–
Accumulated deficit	(196,023)	(128,041)	(206,091)
Total stockholders’ equity (deficit)	108,813	(51,559)	99,242

RISK FACTORS

Investing in our notes and our common stock issuable upon the conversion of our notes involves a high degree of risk. We operate in an industry that involves numerous risks and uncertainties. In addition to the other information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus we authorize for use in connection with this offering, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our 2015 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference into this prospectus supplement, before making a decision about investing in our notes. The risks and uncertainties discussed below and in our 2015 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also impair our business. If any of these risks actually occur, our business, financial condition, operating results or cash flows could be adversely affected. This could cause the trading price of the notes and our common stock to decline, and you could lose part or all of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Notes

The notes are effectively subordinated to our future secured debt, if any, and will be structurally subordinated to the liabilities of our future subsidiaries, if any.

The notes will be our general unsecured obligations and will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment with all of our existing and future liabilities that are not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities of our future subsidiaries, if any. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior in right of payment to the notes will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. Except for the limitation described under “Description of Notes—Limitation on Incurrence of Additional Indebtedness,” the indenture does not prohibit us or any of our future subsidiaries from incurring additional indebtedness, including secured indebtedness, and will not contain any financial covenants or restrictions on the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the limitation on our and our subsidiaries’ ability to incur indebtedness and issue preferred stock will be inapplicable upon the occurrence of certain corporate events or if and when less than 25% of the initial aggregate principal amount of the notes remain outstanding (including notes issued upon the exercise by the underwriters of their option to purchase additional notes).

As of March 31, 2016, we and our subsidiary had no indebtedness.

The indenture governing the notes will contain restrictions that will limit our operating flexibility, and we may incur additional debt in the future that may include similar or additional restrictions.

The indenture governing the notes will contain covenants that, among other things, restrict our and our subsidiaries’ ability to take specific actions, even if we believe them to be in our best interest. These covenants will include restrictions on our ability and the ability of our future subsidiaries to incur additional indebtedness and issue certain types of preferred stock, other than certain permitted indebtedness and preferred stock. In addition, the indenture governing the notes will include a covenant that limits our ability to merge or consolidate with other entities in certain circumstances. These covenants and restrictions limit our operational flexibility and could prevent us from taking advantage of business opportunities as they arise, growing our business or competing effectively. See “Description of Notes—Limitation on Incurrence of Additional Indebtedness” and “Description of Notes—Consolidation, Merger and Sale of Assets.”

A breach of any of these covenants or other provisions in our future debt agreements could result in an event of default, which if not cured or waived, could result in the notes or such debt becoming immediately due and payable. This, in turn, could cause any of our other debt existing at such time to become due and payable as a result of cross-default or cross-acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay, or the ability to refinance, such debt.

The notes are protected only by a limited set of restrictive covenants.

Except for the limitation described under “Description of Notes—Limitation on Incurrence of Additional Indebtedness,” the indenture governing the notes does not prohibit us or any of our future subsidiaries, if any, from incurring additional indebtedness, including secured indebtedness, and will not contain any financial covenants or restrictions on the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. In addition, the limitation on our and our subsidiaries’ ability to incur indebtedness and issue preferred stock will be inapplicable upon the occurrence of certain corporate events or if and when less than 25% of the initial aggregate principal amount of the notes remain outstanding (including notes issued upon the exercise by the underwriters of their option to purchase additional notes). The limitation on our and our subsidiaries’ ability to incur indebtedness and issue preferred stock is also subject to several exceptions.

In addition, the indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “Description of Notes—Consolidation, Merger and Sale of Assets.” Accordingly, subject to restrictions contained in the indenture governing the notes and our future debt instruments, we could enter into certain transactions that could increase the amounts of our debt or otherwise affect our capital structure or any credit ratings and the value of the notes and our common stock but would not constitute a fundamental change or a make-whole fundamental change.

If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay the principal of and interest on the notes, or any fundamental change repurchase price, and our creditworthiness generally.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

We currently have no source of revenue. Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors, some of which are beyond our control. Our business has not historically generated cash flow from operating activities and may not in the future generate cash flow from operating activities sufficient to service our obligations under the notes and any future indebtedness we may incur and to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common stock could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The Securities and Exchange Commission, or the SEC, and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd Frank Act. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes. In addition, the Dodd-Frank Act and implementing regulations prohibit banking entities and their affiliates from engaging in proprietary trading in financial instruments, or the so-called “Volcker Rule.” These restrictions will limit the ability of banking entities and their affiliates to invest in or purchase the notes and could, in turn, adversely affect the trading price and liquidity of the notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in the accompanying prospectus, this prospectus supplement or the documents we have incorporated by reference in the accompanying prospectus and this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes. In addition, the trading volume of our common stock may be affected by changes in the overall market for our common stock, the number of holders of our common stock, our financial performance or prospects or the prospects for companies in our industry generally. If an active trading market for our common stock is not maintained, the liquidity of our common stock may be adversely affected, which may adversely impact the trading price of our common stock and your ability to sell any shares of our common stock received upon conversion of your notes. This could, in turn, affect the trading price of the notes. In addition, historically, companies that have experienced volatility in the market price of their stock have been more likely to be subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could adversely impact our business and the trading price of our common stock and the notes. Any adverse determination in litigation could also subject us to significant liabilities.

We may not have the ability to raise the funds necessary to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor. In addition, our ability to repurchase the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.

A majority of our common stock is owned by a few institutional stockholders. As a result, a substantial number of shares of our common stock may become available for resale. If these or other of our stockholders sell substantial amounts of our common stock or any of our securities linked to our common stock or if there is a perception that these sales might occur, the market price of our common stock and the trading price of the notes could decline. These sales might also make it more difficult for us to sell equity or equity-linked securities in the future at times and prices that we deem appropriate.

In the future, we may also sell additional shares of our common stock or securities linked to our common stock to raise capital for acquisitions or otherwise. We may also acquire interests in other companies by using our common stock. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock and the trading price of the notes. The issuance or sale of substantial amounts of common stock or any of our securities linked to our common stock, or the perception that such issuances or sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to them.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes, but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we will be required to deliver shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction and our obligation to adjust the conversion rate in connection with a make-whole fundamental change or upon a voluntary increase could be unenforceable.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase, if any, in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of Notes—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid (or deemed paid) per share of our common stock in the transaction is greater than $40.00 per share or less than $6.68 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed 149.7005 shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Upon any conversion of the notes (other than in connection with a make-whole fundamental change), we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of our common stock, as described under “Description of Notes—Conversion Rights—Investor Make-Whole upon Voluntary Conversion (such increase, a “voluntary conversion increase”).

Our obligation to adjust the conversion rate for notes converted in connection with a make-whole fundamental change or upon a voluntary conversion increase could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends to holders of our common stock, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, distributions of capital stock, indebtedness, or assets to holders of our common stock, cash dividends on our common stock and certain issuer tender or exchange offers for our common stock as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of our common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

The fundamental change repurchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to repurchase the notes in cash in the event of a fundamental change. A takeover of our company, if such takeover constituted a “fundamental change,” would trigger an option of the holders of the notes to require us to repurchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the notes. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Purchase Notes.”

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriters that they intend to make a market in the notes after the offering is completed. However, the underwriters may cease their market-making at any time without notice. If the underwriters cease to act as market makers for the notes, we cannot assure you that another firm or person will make a market in the notes. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally and other factors. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

Our management will have broad discretion in the use of the net proceeds from this offering and may allocate the net proceeds from this offering in ways that you and other securityholders may not approve.

Our management will have broad discretion in the use of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately.

Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our common stock to decline, which would likely adversely affect the trading price of the notes, and delay the development of our product candidates. Pending these uses, we intend to invest the net proceeds in high quality, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government, or hold as cash. These investments may not yield a favorable return to our stockholders.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends. Adjustments or failures to adjust (or to adjust adequately) that have the effect of increasing the proportionate interest of a holder of notes in our assets or earnings may give rise to a deemed distribution for U.S. federal income tax purposes if the adjustment or failure to adjust is made in connection with other shareholders receiving a distribution of money or other property. You may be deemed to have received a dividend from us, resulting in ordinary dividend income to you, as a result of such an adjustment or failure to adjust made in connection with other shareholders receiving such distributions, even though you do not receive any cash related to that adjustment and even though you might not exercise your conversion right. We do not currently expect to make distributions, although no assurance can be given in this regard. It is unclear whether any such constructive dividend would be eligible for preferential tax treatment generally available for dividends paid by U.S. corporations to U.S. holders. If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See “Material U.S. Federal Income Tax Considerations.”

Risks Related to Our Common Stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell the common stock you receive upon conversion of your notes, if any, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock and the value of your notes.

The market price for our common stock has varied between a high of $19.10 on July 28, 2015 and a low of $5.81 on March 10, 2016 in the twelve-month period ending on July 29, 2016. This volatility may affect the price at which you could sell the common stock, if any, you receive upon conversion of your notes, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock and the value of your notes. Our stock price is likely to continue to be volatile and subject to significant price fluctuations in response to market and other factors, including the other factors discussed above and under the heading “Risk Factors” in our 2015 10-K and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference into this prospectus supplement; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and

announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments. In addition, if an active trading market for our common stock is not maintained, the liquidity of our common stock may be adversely affected, which may adversely impact the trading price for our common stock and your ability to sell any shares of our common stock received upon conversion of your notes.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of March 31, 2016, we had 26,423,394 outstanding shares of common stock, which excludes 2,400,177 shares of common stock issuable upon the exercise of stock options outstanding as March 31, 2016, at a weighted-average exercise price of $6.03 per share and 56,408 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2016 and exercisable at $6.204 per share. In addition, a majority of our common stock is owned by a few institutional stockholders. As a result, a substantial number of shares of our common stock may become available for resale. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock, and the value of your notes, to decline.

Our existing principal stockholders, executive officers and directors own a significant percentage of our common stock and will be able to exert a significant control over matters submitted to our stockholders for approval.

As of March 31, 2016, our officers and directors, and stockholders who individually own more than 5% of our outstanding common stock, in the aggregate, beneficially owned approximately 66% of our common stock.

This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. As a result, these stockholders, if they acted together, could significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders may be able to determine all matters requiring stockholder approval. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders. This may also prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as a holder of notes or one of our stockholders, if you receive common stock upon conversion of your notes, and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock and the notes.

Some provisions of our charter documents, Delaware law and the indenture that will govern the notes, if issued, may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and our bylaws that will become effective prior to the closing of this offering, as well as provisions of the Delaware General Corporation Law, or DGCL, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

■	establishing a classified board of directors such that not all members of the board are elected at one time;

■	allowing the authorized number of our directors to be changed only by resolution of our board of directors;

■	limiting the removal of directors by the stockholders;

■	authorizing the issuance of “blank check” preferred stock , the terms of which may be established and shares of which may be issued without stockholder approval;

■	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

■	eliminating the ability of stockholders to call a special meeting of stockholders;

■	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

■	requiring the approval of the holders of at least 75% of the votes that all our stockholders would be entitled to cast to amend or repeal our bylaws.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.

In addition, the terms of the notes require us to repurchase the notes in cash in the event of a fundamental change. A takeover of our company, if such takeover constituted a “fundamental change,” would trigger an option of the holders of the notes to require us to repurchase the notes. This may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors in the notes.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $46.9 million (or approximately $54.0 million if the underwriters exercise their option to purchase additional notes in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to fund the continued testing of trabodenoson as a monotherapy and as a fixed-dose combination with latanoprost for the reduction of IOP and for general corporate purposes.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. We may use a portion of the net proceeds of this offering for the acquisition or licensing, as the case may be, of additional technologies, other assets or businesses, or for other strategic investments or opportunities.

The amount and timing of our actual expenditures will depend upon numerous factors, including the results of our continued testing of our product candidates and the other factors described under “Risk Factors” in this prospectus supplement and in our 2015 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference herein. For example, the ultimate cost of clinical trials depends on trial designs that must be confirmed with the FDA and can vary significantly. Accordingly, our management will have flexibility in applying the net proceeds from this offering. An investor will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds.

Pending these uses, we intend to invest the net proceeds in high quality, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government, or hold as cash.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and short-term investments and our capitalization as of March 31, 2016:

■	on an actual basis; and

■	on an as adjusted basis to reflect the sale of the notes (assuming the underwriters’ option to purchase additional notes is not exercised) and the receipt of $46.9 million of net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us therefrom and assuming such net proceeds are held as cash or cash equivalents.

You should read this table in conjunction with section titled “Use of Proceeds” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and the related notes thereto, incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for quarter ended March 31, 2016.

	As of March 31, 2016
	Actual	As adjusted
	(in thousands, except share and per share data)
	(unaudited)
Cash, cash equivalents and short-term investments	$102,265	$149,115

Notes offered hereby(1)	–	50,000

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding, actual and as adjusted	–	–
Common stock, $0.01 par value; 120,000,000 shares authorized; 26,423,394 shares issued and outstanding, actual and as adjusted(2)	264	264
Additional paid-in capital	305,069	305,069
Accumulated other comprehensive loss	–	–
Accumulated deficit	(206,091)	(206,091)

Total stockholders’ equity	99,242	99,242

Total capitalization	$99,242	$149,242

(1)	The pro forma carrying value of the convertible notes to be sold in this offering represents the face value of such notes, without regard to any accounting treatment that may be required to separately account for potential embedded derivative instruments. The value assigned to any derivative financial instruments that require separate accounting would not affect principal or interest amounts that we will have to pay.

(2)	The common stock shown in the table above excludes 2,400,177 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2016, at a weighted average exercise price of $6.03 per share, and 56,408 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2016 and exercisable at $6.204 per share. In addition, the as adjusted common stock outstanding shown excludes the shares of common stock reserved for issuance upon conversion of the notes offered by this prospectus supplement.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be made at the discretion of our Board of Directors. In addition, the terms of any future indebtedness that we may incur could preclude us from paying cash dividends.

PRICE RANGE OF COMMON STOCK

Our common stock began trading on the NASDAQ Global Market under the symbol “ITEK” on February 18, 2015. Prior to that time, there was no public market for our common stock. The following table shows the high and low sale prices per share of our common stock as reported on the Nasdaq Global Market for the period indicated:

	High	Low
Year ended December 31, 2016
First Quarter	$11.89	$5.81
Second Quarter	$10.90	$6.60
Third Quarter (through August 1, 2016)	$9.90	$6.58

Year ending December 31, 2015
February 18, 2015 to March 31, 2015 (First Quarter)	$6.20	$5.05
Second Quarter	$6.14	$4.75
Third Quarter	$19.45	$4.82
Fourth Quarter	$13.36	$9.01

On August 1, 2016, the last reported sale price of our common stock on the NASDAQ Global Market was $6.69 per share. As of August 1, 2016, we had 45 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DESCRIPTION OF NOTES

We will issue the notes under an indenture, which we refer to as the “base indenture,” to be dated as of the date of initial issuance of the notes between us and Wilmington Trust, National Association, a national banking association, as trustee, or the trustee, as supplemented by a supplemental indenture with respect to the notes, which we refer to as the “supplemental indenture.” We refer to the base indenture and the supplemental indenture, collectively, as the “indenture.”

You may request a copy of the indenture, which includes the form of the notes, from us as described under “Where You Can Find Additional Information.” This description of notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes and the indenture, including the definitions of certain terms used in the notes and the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Inotek Pharmaceuticals Corporation and not to any of our existing and future subsidiaries.

General

The notes will:

■	be our general unsecured, senior obligations;

■	initially be limited to an aggregate principal amount of $50 million ($57.5 million if the underwriters exercise their option to purchase additional notes in full);

■	bear cash interest from August 5, 2016 at an annual rate of 5.75% payable semi-annually on February 1 and August 1 of each year, beginning on February 1, 2017;

■	be subject to redemption at our option, in whole or in part, if the last reported sale price of our common stock is equal to or greater than 200% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending within the five trading days immediately preceding the date on which we provide a notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, as described below under “—Optional Redemption;”

■	be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the relevant fundamental change repurchase date;

■	mature on August 1, 2021, unless earlier converted, redeemed or repurchased;

■	be issued in denominations of $1,000 and integral multiples of $1,000; and

■	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in certificated form. See “—Book-Entry, Settlement and Clearance.”

Subject to satisfaction of certain conditions, the notes may be converted at an initial conversion rate of 124.7505 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $8.02 per share of our common stock). The conversion rate is subject to adjustment if certain events occur.

Upon conversion, we will deliver shares of our common stock, together with a cash payment in lieu of delivering any fractional share, as described under “—Conversion Rights—Settlement upon Conversion.” In addition, we may be required to increase the conversion rate as described below under either “—Conversion Rights—Investor Make-Whole upon Voluntary Conversion” or “—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

Subject to certain conditions and limitations (including the restrictions described under “—Limitation on Incurrence of Additional Indebtedness”), the indenture does not prohibit us or any of our subsidiaries from incurring additional indebtedness, and will not contain any financial covenants or restrictions on the payments of dividends or the issuance or repurchase of securities by us or any of our subsidiaries. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (except for any differences in issue date, issue price and interest accrued, if any) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax and securities law purposes, such additional notes will have a separate CUSIP number.

We do not intend to list the notes on any securities exchange or any interdealer quotation system.

Except to the extent the context otherwise requires, we use the term “notes” in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common stock” in this prospectus supplement to refer to our common stock, par value $0.01 per share. References in this prospectus supplement to a “holder” or “holders” of notes that are held through DTC are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Purchase and Cancellation

We will cause all notes surrendered for payment, repurchase (including as described below, but excluding notes repurchased pursuant to cash-settled swaps or other derivatives), redemption, registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation in accordance with its customary procedures, and they will no longer be considered “outstanding” under the indenture upon their payment, repurchase, redemption or conversion, as applicable. All notes delivered to the trustee shall be cancelled promptly by the trustee in accordance with its procedures. Except for notes surrendered for registration of transfer or exchange, no notes shall be issued to replace any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a privately negotiated transaction or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without prior notice to the holders of the notes.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay or cause the paying agent to pay the principal of, and interest on, the notes in global form registered in the name of or held by The Depository Trust Company, or DTC, or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay or cause the paying agent to pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar; provided that the paying agent and registrar must be located within the continental United States of America. Interest on certificated notes will be payable (i) to holders holding certificated notes having an aggregate principal amount of $5.0 million or less, by check mailed to the holders of these notes and (ii) to holders holding certificated notes having an aggregate principal amount of more than $5.0 million, either by check mailed to each holder or, upon written application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which wire instructions shall be received by the paying agent at least 5 business days prior to the date when payment is due, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of certificated notes may transfer or exchange its notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we, the trustee or the registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of 5.75% per year until maturity. Interest on the notes will accrue from August 5, 2016 or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2017.

Interest will be paid to the person in whose name a note is registered at the close of business on January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months or, in the case of a partial month, the number of days elapsed over a 30-day month.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change occurs on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay.

The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or other day on which banking institutions in New York State or the place of payment are authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our future subsidiaries, if any. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of March 31, 2016, we and our subsidiary had no indebtedness.

Limitation on Incurrence of Additional Indebtedness

For so long as any notes are outstanding, we will not, nor will we permit any of our subsidiaries to, directly or indirectly, incur any indebtedness (as defined below) other than permitted debt (as defined below).

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any indebtedness in the form of additional indebtedness with the same terms, the reclassification of preferred stock as indebtedness due to a change in accounting principles, and the payment of dividends on redeemable equity (as defined below) in the form of additional shares of the same class of redeemable equity will not be deemed to be an incurrence of indebtedness for purposes of this covenant. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of indebtedness, the U.S. dollar equivalent principal amount of indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred (or, in the case of revolving indebtedness, on the date such indebtedness was first committed); provided, that if any such indebtedness is incurred to refinance other indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing indebtedness does not exceed the principal amount of such indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of indebtedness that we or any of our subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The foregoing covenant will cease to apply upon the occurrence of a fundamental change described in clause (1) or (2) of the definition thereof or at such time as less than 25% of the initial aggregate principal amount of the notes (including notes issued upon the exercise by the underwriters of their option to purchase additional notes) remain outstanding.

As used in this section, the following terms have the following meanings:

“Borrowing base facilities” means one or more debt facilities with banks or other institutional lenders, accredited investors or institutional investors providing for revolving credit loans, letters of credit, bank guarantees and/or banker’s acceptances, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding our subsidiaries as additional borrowers or guarantors thereunder).

“Capital lease” means any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP (with the amount of any indebtedness in respect of a capital lease being the capitalized amount of the obligations under such capital lease determined in accordance with GAAP).

“Capital lease obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Credit facilities” means one or more (a) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit, (b) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances or (c) instruments or agreements evidencing any other indebtedness, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding our subsidiaries as additional borrowers or guarantors thereunder).

“GAAP” means generally accepted accounting principles in the United States as in effect on the date of the indenture.

“Indebtedness” means, as to any person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)	all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)	all direct or contingent obligations of such person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)	net obligations of such person under any swap contract (as defined below);

(d)	all obligations of such person to pay the deferred purchase price of property or services (other than trade accounts and accrued expenses payable in the ordinary course of business, obligations in respect of licenses and operating leases, payroll liabilities and deferred compensation and any purchase price adjustments, royalties, earn-out, milestone payment, contingent payment of a similar nature in connection with any acquisition or license or collaboration agreement);

(e)	indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements but excluding trade accounts and accrued expenses payable in the ordinary course of business and licenses and operating leases), whether or not such indebtedness shall have been assumed by such person or is limited in recourse;

(f)	all attributable indebtedness in respect of capital leases and synthetic lease obligations;

(g)	all obligations in respect of redeemable equity; and

(h)	all guarantees of such person in respect of any of the foregoing.

Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification 815—Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of indebtedness for any purpose under the indenture governing the notes as a result of accounting for any embedded derivatives created by the terms of such indebtedness.

“Permitted debt” means, without duplication, each of the following:

(a)	indebtedness in respect of the notes offered hereby, including notes, if any, issued pursuant to the exercise of the underwriters’ option to purchase additional notes, and any guarantees thereof;

(b)	any indebtedness of ours issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace or discharge the notes; provided that (i) the aggregate principal amount (or accreted value if applicable) of such indebtedness does not exceed the aggregate principal amount of the notes so renewed, refunded, refinanced, replaced or discharged (plus all accrued and unpaid interest and premiums thereon and the amount of all fees and expenses, including defeasance costs, incurred in connection therewith) and (ii) the notes are renewed, refunded, refinanced, replaced or discharged substantially concurrently with receipt of the proceeds from such indebtedness;

(c)	hedging obligations (including obligations under swap contracts) entered into in the ordinary course of business by us or our subsidiaries to hedge or mitigate commercial risk;

(d)	intercompany indebtedness between us and any of our subsidiaries or between any of our subsidiaries;

(e)	indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(f)	indebtedness in respect of letters of credit, bank guarantees, surety or performance bonds and similar instruments issued for our account or the account of any of our subsidiaries in order to provide security for (i) workers’ compensation claims, unemployment insurance and other types of social security and employee health and disability benefits, or casualty-liability insurance, payment obligations in connection with self-insurance or similar requirements, and (ii) bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and obligations of a like nature;

(g)	indebtedness arising from agreements of ours or any of our subsidiaries providing for the indemnification, adjustment of purchase price, earn-out, royalty, milestone or similar obligations, in each case assumed with the acquisition or disposition of any business;

(h)	additional indebtedness incurred by us or any of our subsidiaries in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(i)	indebtedness incurred by us or any of our subsidiaries consisting of the financing of insurance premiums in the ordinary course of business;

(j)	indebtedness incurred by us or any of our subsidiaries in the ordinary course of business arising from treasury, depository, over-draft and cash management services; provided that any such indebtedness shall be repaid in full within ten business days of the incurrence thereof;

(k)	any guarantees (including keep-wells and support agreements) by us or any of our subsidiaries of indebtedness of ours or our subsidiaries not otherwise prohibited under the indenture;

(l)

indebtedness incurred by us or any of our subsidiaries pursuant to either (i) one or more borrowing base facilities (as defined above) in an aggregate principal amount not to exceed $10.0 million at any one time outstanding; or (ii) one or more credit facilities (as defined above) in an aggregate principal amount not to exceed (x) $5.0 million at any one time outstanding or

(y) $10.0 million at any one time outstanding if all payments due under the notes are secured on an equal and ratable basis with the obligations so secured by such credit facilities until such time as such obligations are no longer secured by a lien;

(m)	indebtedness of us or any of our subsidiaries in respect of purchase money indebtedness, capital lease obligations or mortgage financings in an aggregate principal amount not to exceed $5.0 million at any one time outstanding;

(n)	subordinated indebtedness (as defined below) incurred by us or any of our subsidiaries in an aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(o)	to the extent constituting indebtedness, indebtedness representing any taxes, assessments or governmental charges to the extent such taxes are being contested in good faith and adequate reserves have been provided therefor in conformity with GAAP; and

(p)	indebtedness of a person existing at the time such person was acquired by us or became our subsidiary or assets were acquired from such person; provided that (i) such indebtedness was not incurred in connection with, or in contemplation of, such person becoming a subsidiary or the acquisition of such assets, (ii) neither we nor any of our subsidiaries other than the person (and its subsidiaries) or assets acquired has any liability or obligation with respect to such indebtedness, and (iii) the aggregate principal amount at any time outstanding of indebtedness under this clause (p) shall not exceed $2.5 million.

In the event that an item of indebtedness meets the criteria of more than one of the categories of permitted debt, we may, in our sole discretion, classify, reclassify or divide such item of indebtedness and will only be required to include the amount and type of such indebtedness in one of the above clauses.

“Redeemable equity” means any equity security of us or any of our subsidiaries that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including by the passage of time or the happening of an event), is required to be redeemed (other than solely for common stock or another security that is not redeemable equity or indebtedness and cash in lieu of fractional shares), is redeemable (other than solely for common stock and cash in lieu of fractional shares) at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for indebtedness of such person (with a scheduled maturity prior to the 91st day immediately following the scheduled maturity date of the notes), in each case, at the option of the holder thereof, in whole or in part, at any time prior to the 91st day immediately following the maturity date of the notes (other than upon the occurrence of a change of control or asset sale); provided, however, that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be redeemable equity. Redeemable equity will not include any common stock issued by us or our subsidiaries to our employees or directors that is subject to repurchase by us or our subsidiaries pursuant to the terms of any employment agreement, benefit plan or other arrangement. The aggregate principal amount of redeemable equity deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that we or our subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such redeemable equity or portion thereof, exclusive of accrued dividends.

“Subordinated indebtedness” means (a) any indebtedness of ours that is by its terms expressly subordinated in right of payment to the notes, and (b) any indebtedness of any of our subsidiaries that has fully and unconditionally guaranteed the payment of the principal of, and interest on, and the performance of our other obligations under the notes on an unsubordinated basis expressly guaranteed the payment and performance of our obligations under the notes provided such indebtedness is expressly subordinated in right of payment to such guarantee, in each case with a scheduled maturity after the 91st day immediately following the maturity date of the notes.

“Swap contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “master agreement”), including any such obligations or liabilities under any master agreement. For the avoidance of doubt, none of our equity securities that are issued or distributed pursuant to any of our equity incentive plans shall be considered a swap contract.

Optional Redemption

No “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically. We may redeem for cash all or any portion of the notes, at our option, if the last reported sale price of our common stock is equal to or greater than 200% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending within the five trading days immediately preceding the date on which we provide a written notice of redemption. In the case of any optional redemption, we will provide not less than 30 nor more than 60 days’ notice before the redemption date to the trustee, the paying agent and each holder of notes, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (unless the redemption date falls after a regular record date but on or prior to the immediately succeeding interest payment date, in which case we will pay the full amount of accrued and unpaid interest to the holder of record as of the close of business on such regular record date, and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). The redemption date must be a business day.

If we elect to redeem fewer than all of the outstanding notes the notes to be redeemed will be selected (i) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed, (ii) if the notes are not so listed but are in global form, then by lot or otherwise in accordance with the DTC’s applicable procedures or (iii) if the notes are not so listed and are not in global form, then on a pro rata basis, by lot or by such other method as the trustee in its sole discretion shall deem fair and appropriate. If the trustee selects a portion of your note for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

No notes may be redeemed by us if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).

Conversion Rights

General

Holders may convert all or any portion of their notes at their option at any time prior to the close of business on the second business day immediately preceding the maturity date.

The conversion rate will initially be 124.7505 shares of our common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $8.02 per share of our common stock). Upon conversion of a note, we will deliver shares of our common stock, together with a cash payment in lieu of delivering any fractional share, as set forth below under “—Settlement upon Conversion.” In addition, we may be required to increase the conversion rate as described below under either “—Investor Make-Whole upon Voluntary Conversion” or “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.” We will satisfy our conversion obligation on the third business day immediately following the relevant conversion date. The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of the $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its repurchase notice by written notice to the trustee and the conversion agent.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion.” Our delivery to you of the full number of shares, together with a cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

■	the principal amount of the note; and

■	accrued and unpaid interest, if any, to, but excluding, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but excluding, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. However, notes surrendered for conversion during the period beginning after the close of business on any regular record date and ending at the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

■	for notes surrendered for conversion after the close of business on the regular record date immediately preceding the maturity date;

■	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the second business day immediately following the corresponding interest payment date;

■	if we have specified a redemption date that is after a regular record date and on or prior to the second business day immediately following the corresponding interest payment date; or

■	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, all record holders of notes on the regular record date immediately preceding the maturity date, any fundamental change repurchase date described in the second bullet in the preceding paragraph and any redemption date described in the third bullet in the preceding paragraph will receive the full interest payment due on the maturity date or other corresponding interest payment date regardless of whether their notes have been converted following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any such shares to be issued in a name other than such holder’s name, in which case such holder must pay that tax.

The “last reported sale price” of our common stock or any other security on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the relevant stock exchange (as defined below). If our common stock or such other security is not listed for trading on a relevant stock exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices per share for our common stock or such other security in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock or such other security is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices per share for our common stock or such other security on the relevant date received from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours. None of the trustee, paying agent or conversion agent shall be responsible for monitoring the last reported sale price.

“Trading day” means a day on which (i) trading in our common stock (or any other security for which a last reported sale price must be determined) generally occurs on the relevant stock exchange or, if our common stock (or such other security) is not then listed on a relevant stock exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay certain specified taxes or duties, if any. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

■	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

■	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

■	if required, furnish appropriate endorsements and transfer documents;

■	if required, pay all transfer or similar taxes; and

■	if required, pay funds equal to the interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any shares of our common stock upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder must pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the fundamental change repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the fundamental change repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the second business day immediately preceding the relevant fundamental change repurchase date.

Investor Make-Whole upon Voluntary Conversion

Upon any conversion of the notes (other than in connection with a make-whole fundamental change as described below under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of our common stock (the “additional shares”), as described below (such increase, a “voluntary conversion increase”).

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below under “—Additional Shares Make-Whole Table,” based on the conversion date, and the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding such conversion date.

Notwithstanding the foregoing, if in connection with any conversion the conversion rate is adjusted as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” below, then such holder will not receive the voluntary conversion increase with respect to such note.

Settlement upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a number of shares of our common stock equal to the conversion rate (as adjusted for any additional shares as a result of a voluntary conversion increase, if any), together with a cash payment in lieu of delivering any fractional share of common stock issuable upon conversion based on the last reported sale price of our common stock on the relevant conversion date. We will deliver the consideration due in respect of conversion (including any additional shares as a result of a voluntary conversion increase, if any) on the third business day immediately following the relevant conversion date.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date and the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on such conversion date.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer, in each case, that would result in an adjustment to the conversion rate pursuant to clause (1) or (5) below), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	OS1
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the close of business on such record date or immediately after the open of business on such effective date, as applicable;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date or immediately prior to the open of business on such effective date, as applicable; and

OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for such issuance;

CR1 =	the conversion rate in effect immediately after the close of business on such record date;

OS0 =	the number of shares of our common stock outstanding immediately prior to the close of business on such record date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the record date for such issuance. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of our common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of our common stock actually delivered. If such rights, options or warrants are not so issued or if no such right, option or warrant is exercised prior to its expiration, the conversion rate shall be decreased to the conversion rate that would then be in effect if such record date for such issuance had not occurred.

For the purpose of this clause (2), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our common stock at a price per share that is less than such average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of our common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire shares of our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

■	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

■	dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to clause (4) below;

■	any dividends or distributions of reference property in exchange for our common stock in connection with any reclassification, change, consolidation, merger, conveyance, transfer, sale, lease or other disposition described below under “—Recapitalization, Reclassification and Changes of our Common Stock”; and

■	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 x	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for such distribution;

CR1 =	the conversion rate in effect immediately after the close of business on such record date;

SP0 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the record date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our shares of capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our shares of capital stock or other securities that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 x	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such spin-off;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such spin-off;

FMV0 =	the average of the last reported sale prices of the shares or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off, or the valuation period; and

MP0 =	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will be determined on the last trading day of the valuation period but will be given effect at the open of business on the ex-dividend date for such spin-off. Notwithstanding the foregoing, in respect of any conversion of notes during the valuation period, references in the preceding paragraph with respect to 10 consecutive trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date of such spin-off to, but excluding, the conversion date in determining the conversion rate. If such spin-off does not occur, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared, effective as of the date on which our board of directors or a committee thereof determines not to consummate such spin-off.

(4)	If we make any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 x	SP0
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the record date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the close of business on the record date for such dividend or distribution;

SP0 =	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common stock.

Any increase to the conversion rate made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the record date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, other than an odd lot tender offer, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the date such tender or exchange offer expires;

CR1 =	the conversion rate in effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =	the number of shares of our common stock outstanding immediately prior to the time such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our common stock outstanding immediately after the time such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will be determined at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires but will be given effect at the open of business on the trading day next succeeding the date such tender or exchange offer expires. Notwithstanding the foregoing, in respect of any conversion within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references in the preceding paragraph with respect to 10 consecutive trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the conversion rate.

If we or one of our subsidiaries are obligated to purchase our common stock pursuant to any such tender or exchange offer described in this clause (5) but we or such subsidiary are permanently prevented by applicable law from effecting all or any such purchases or all or any portion of such purchases are rescinded, the conversion rate will be readjusted to be the conversion rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been effected.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a reverse share split or share combination or the reversal of an increase to the conversion rate where the relevant event did not occur, as expressly specified in the indenture).

“Ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

As used in this section, “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable and “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

Subject to compliance with the Nasdaq shareholder approval rules, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. Subject to compliance with the Nasdaq shareholder approval rules, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including a distribution of cash dividends to holders of our common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

Upon consummation of this offering of notes, we will not have a shareholder rights plan. If we have a rights plan in effect upon conversion of the notes into shares of our common stock, you will receive, in addition to any shares of our common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of our common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Except as stated herein, the conversion rate will not be adjusted:

■	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

■	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

■	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet;

■	the repurchase of any shares of our common stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the kind described under clause (5) above;

■	solely for a change in the par value (or lack of par value) of our common stock; or

■	for accrued and unpaid interest, if any.

We will not adjust the conversion rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment to the conversion rate that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made (i) in connection with any subsequent adjustment to the conversion rate of at least 1% and (ii) on the conversion date for any notes. Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

The trustee and any conversion agent shall not at any time be under any duty or responsibility to any holder to determine whether any facts exist which may require any adjustment of the conversion rate, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, in the indenture or in any supplemental indenture provided to be employed, in making the same, or whether a supplemental indenture need be entered into. Neither the trustee nor any conversion agent shall be accountable with respect to the validity or value (or the kind or amount) of any common stock, which may at any time be delivered upon the conversion of any notes; and it or they do not make any representation with respect thereto. Neither the trustee nor any conversion agent shall be responsible for any failure of ours to deliver any shares of common stock and cash payment in lieu of delivering any fractional share upon the surrender of any note for the purpose of conversion; and the trustee and any conversion agent shall not be responsible for any failure of ours to comply with any of our covenants related to such conversion.

Whenever the conversion rate is adjusted as herein provided, we shall promptly file with the trustee and any conversion agent (if other than the trustee) an officer’s certificate setting forth the conversion rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the trustee shall have received such officer’s certificate, the trustee shall not be deemed to have knowledge of any adjustment of the conversion rate and may assume that the last conversion rate of which it has actual knowledge is still in effect. Promptly after delivery of such certificate, we shall prepare a notice of such adjustment of the conversion rate setting forth the adjusted conversion rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the conversion rate to the holder of each note at his or her last address appearing on the register, within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of:

■	any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination),

■	any consolidation, merger or combination involving us,

■	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

■	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (each, a “specified corporate event”), then we or the successor or acquiring corporation, as the case may be, will execute with the trustee a supplemental indenture providing that, at and after the effective time of the specified corporate event, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such specified corporate event would have owned or been entitled to receive (the “reference property”) upon the occurrence of such specified corporate event and we or the successor purchasing person, as the case may be, shall execute with the trustee a supplemental indenture providing for such change in the right to convert each $1,000 principal amount of notes. If the specified corporate event causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common stock. If the holders receive only cash in such specified corporate event, then for all conversions that occur after the effective date of such specified corporate event (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of our common stock in such specified corporate event, and (ii) we will satisfy our conversion obligation by paying such cash amount to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) in writing of the weighted average as soon as practicable after such determination is made. The supplemental indenture will also provide for (x) anti-dilution adjustments that are as nearly equivalent as practicable to the adjustments described under “—Conversion Rate Adjustments” above, with respect to any reference property consisting of shares of common equity, and (y) with respect to any other reference property, such adjustments (if any) that our board of directors determines in good faith are appropriate. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under “Fundamental Change Permits Holders to Require Us to Repurchase Notes” below, as we reasonably consider necessary by reason of the foregoing. If the notes become convertible into reference property, we will notify in writing the holders of the notes, the trustee and the conversion agent (if other than the trustee).

We will agree in the indenture not to become a party to any such specified corporate event unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices and, if applicable, the period for determining the “stock price” for purposes of a make-whole fundamental change, our board of directors or a committee thereof will make appropriate adjustments (to the extent no corresponding adjustment is otherwise made pursuant to the provisions described under “—Conversion Rate Adjustments” above) to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date or record date, as applicable, of the event occurs, at any time during the period when the last reported sale prices or stock prices are to be calculated.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change

If, prior to the maturity date of the notes, the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares, as described below under “—Additional Shares Make-Whole Table.” A conversion of notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the relevant notice of conversion for such notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the second business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will deliver shares of our common stock, including the additional shares, as described under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below under “—Additional Shares Make-Whole Table”) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any adjustment as described in this section), multiplied by such stock price. We will notify the trustee, the conversion agent (if other than the trustee) and holders of the effective date of any make-whole fundamental change no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below under “—Additional Shares Make-Whole Table,” based on the date on which the make-whole fundamental change occurs or becomes effective, and the stock price.

Additional Shares Make-Whole Table

The number of additional shares, if any, by which the conversion rate will be increased pursuant to a voluntary conversion increase or for a conversion in connection with a make-whole fundamental change will be determined by reference to the table below.

As used in the table below:

■	the term “effective date” shall mean: (i) with respect to a voluntary conversion increase, the conversion date; and (ii) with respect to a conversion in connection with a make-whole fundamental change, the date on which the make-whole fundamental change occurs or becomes effective; and

■	the term “stock price” shall mean: (i) with respect to a voluntary conversion increase, the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding such conversion date; and (ii) with respect to a conversion in connection with a make-whole fundamental change, the price paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change; provided, however that if the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price with respect to a conversion in connection with a make-whole fundamental change will be the cash amount paid per share. In the case of any other make-whole fundamental change (regardless of whether such transaction also constitutes a fundamental change pursuant to one or more other clauses of the definition thereof), the stock price with respect to a conversion in connection with a make-whole fundamental change will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The amounts by which the conversion rate will be increased as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the amount, if any, by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

	Stock Price
Effective Date	$6.68	$7.00	$8.50	$10.00	$12.50	$15.00	$20.00	$25.00	$30.00	$35.00	$40.00
August 5, 2016	24.9500	23.2329	17.2200	13.3210	9.2184	6.6727	3.7210	2.1060	1.1297	0.5080	0.1223
August 1, 2017	24.9500	22.4857	16.2376	12.3470	8.4128	6.0520	3.3720	1.9156	1.0317	0.4669	0.1153
August 1, 2018	24.9500	21.5900	14.8812	10.9660	7.2648	5.1727	2.8835	1.6516	0.8967	0.4086	0.1018
August 1, 2019	24.9500	20.5043	12.8988	8.9140	5.5928	3.9193	2.2005	1.2828	0.7080	0.3260	0.0813
August 1, 2020	24.9500	19.0714	9.5988	5.6290	3.1584	2.1893	1.2695	0.7668	0.4397	0.2149	0.0628
August 1, 2021	24.9500	18.1071	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table above, in which case:

■	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the amount by which the conversion rate will be increased will be determined by a straight-line interpolation between the amount of the conversion rate increase set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year.

■	If the stock price is greater than $40.00 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate will not be increased.

■	If the stock price is less than $6.68 per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), the conversion rate for a conversion of notes in connection with a make-whole fundamental change will not be increased but will be increased by 24.9500 (subject to adjustment in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments”) with respect to a voluntary conversion increase.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed 149.7005 shares of our common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

For the avoidance of doubt, (i) with respect to a conversion in connection with a make-whole fundamental change, if you convert your notes prior to the effective date of a make-whole fundamental change, then, whether or not the make-whole fundamental change occurs, you will not be entitled to an increased conversion rate in connection with such transaction unless otherwise provided as a result of a voluntary conversion increase under “—Investor Make-Whole upon Voluntary Conversion” and (ii) under no circumstances will a holder receive an increase in the conversion rate for both a voluntary conversion increase and a conversion in connection with a make-whole fundamental change.

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change or upon a voluntary conversion increase could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs or becomes effective at any time prior to the maturity date, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)	other than as described in clause (2) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity and has filed a Schedule TO or any schedule, form or report under the Exchange Act disclosing such fact;

(2)

the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision, combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger involving us pursuant to which our common stock will be converted into cash, securities or other property or assets; or

(C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (A) or (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3)	our stockholders or, if no stockholder approval is necessary, our board of directors approves any plan or proposal for the liquidation or dissolution of us; or

(4)	our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Capital Market or The NASDAQ Global Market (or any of their respective successors) (any such exchange, a “permitted exchange”).

A transaction or transactions described in clause (1) or (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any permitted exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights (subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion”).

If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period, references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

■	the events causing a fundamental change;

■	the effective date of the fundamental change;

■	the last date on which a holder may exercise the repurchase right;

■	the fundamental change repurchase price;

■	the fundamental change repurchase date;

■	the name and address of the paying agent and the conversion agent, if applicable;

■	if applicable, the conversion rate and any adjustments to the conversion rate;

■	that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

■	the procedures that holders must follow to require us to repurchase their notes.

If notes are held in certificated form, to exercise the fundamental change repurchase right, you must deliver, prior to the close of business on the second business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

■	if certificated, the certificate numbers of your notes to be delivered for repurchase;

■	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

■	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

■	the principal amount of the withdrawn notes, which must be $1,000 aggregate principal amount or an integral multiple thereof;

■	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

■	the principal amount, if any, which remains subject to the repurchase notice, which must be $1,000 aggregate principal amount or an integral multiple thereof.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes on the fundamental change repurchase date, subject to postponement to comply with applicable law. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

■	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

■	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and, if the fundamental change repurchase date falls after a regular record date but on or prior to the related interest payment date, the right of the holder of record on such regular record date to receive the related interest payment).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

■	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

■	file a Schedule TO or any other required schedule under the Exchange Act; and

■	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased by us on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

We will not be required to purchase, or to make an offer to purchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above.

To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to our obligations to purchase the notes upon a fundamental change, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the indenture by virtue of such conflict.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Furthermore, holders may not be entitled to require us to repurchase their notes upon a fundamental change or entitled to an increase in the conversion rate upon conversion as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” in certain circumstances involving a significant change in the composition of our board, unless such change is in connection with a fundamental change or make-whole fundamental change as described herein.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes and Our Common Stock—Servicing our debt requires a significant amount of cash.” We may not have sufficient cash flow from our business to make payments on our debt, and we may not have the ability to repay the principal amount of the notes at maturity or to raise the funds necessary to settle conversions of the notes or repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our properties and assets in one transaction or series of related transactions, to another person unless:

■	the resulting, surviving or transferee person (if other than us) shall be a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

■	the corporation formed by or surviving any such consolidation or merger (if other than us) or the corporation to which the sale, conveyance, assignment, transfer, lease or other disposition shall have been made assumes all our obligations under the notes and the indenture pursuant to a supplemental indenture;

■	immediately after giving effect to such transaction, no default shall have occurred and be continuing; or

■	the trustee shall have received an officer’s certificate and an opinion of counsel providing that the transaction and such supplemental indenture comply with this covenant and all conditions precedent to the transactions provided for in the indenture have been satisfied.

In the case of any such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition, such successor corporation shall succeed to and be substituted for us and may exercise every right and power of ours under the notes and the indenture, and thereupon we shall be relieved of all obligations and covenants under the notes and the indenture (except in the case of any such lease).

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

This “—Consolidation, Merger and Sale of Assets” section replaces the section of the accompanying prospectus under the heading “Description of our Debt Securities—Consolidation, Merger or Sale” in its entirety.

Events of Default

Each of the following is an event of default with respect to the notes:

(1)	default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon any redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of five business days;

(4)	our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a make-whole fundamental change as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” in each case when due;

(5)	our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets;”

(6)	our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7)	default by us or any of our significant subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $7.5 million (or the foreign currency equivalent thereof) in the aggregate of ours and/or of any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured, as the case may be, within 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the notes then outstanding has been received;

(8)	certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries; or

(9)	a final judgment or judgments for the payment of $7.5 million (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our significant subsidiaries, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

A “significant subsidiary” is a subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated by the SEC; provided that, in the case of a subsidiary that meets the criteria of clause (3) of the definition thereof but not clause (1) or (2) thereof, such subsidiary shall not be deemed to be a significant subsidiary unless the subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exclusive of amounts attributable to any non-controlling interests for the last completed fiscal year prior to the date of such determination exceeds $5.0 million.

If an event of default with respect to the outstanding notes (other than an event of default with respect to us described in clause (8) above) occurs and is continuing, the trustee, by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal amount of and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. In the case of any event of default with respect to us described in clause (8) above, the principal amount of and accrued and unpaid interest, if any, on the notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default under the indenture relating to our failure to comply with our obligations as set forth under “—Reports” below and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will (i) for the first 90 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.25% per annum of the principal amount of the notes outstanding for each day during such 90-day period on which such an event of default is continuing and (ii) for the period from, and including, the 91st day after the occurrence of such an event of default to, and including, the 180th day after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at a rate equal to 0.50% per annum of the principal amount of the notes outstanding for each day during such additional 90-day period on which such an event of default is continuing. In no event will the additional interest described in this paragraph accrue at a rate in excess of 0.50% per annum, regardless of the number of events or circumstances giving rise to the requirement to pay such additional interest.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default under the indenture in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent (if other than the trustee) in an officer’s certificate of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on any note upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in aggregate principal amount of the outstanding notes by written notice to the trustee may waive an existing default and its consequences (except with respect to nonpayment of the principal of and accrued and unpaid interest, if any, on the notes; with respect to our failure to repurchase the notes when required under the indenture; with respect to a default in respect of certain provisions that under the indenture cannot be amended without the consent of each affected holder; and with respect to the failure to deliver the consideration due upon conversion). At any time after the principal of the notes shall have been declared due and payable (or have become immediately due and payable) and before any judgment or decree for the payment of moneys due shall have been obtained or entered as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes by written notice to us and the trustee, may rescind and annul any such acceleration with respect to the notes and its consequences if (i) we have paid or deposited with the trustee a sum sufficient to pay all matured installments of interest upon the notes and the principal of any and all notes that shall have become due otherwise than by acceleration (with interest upon such principal and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate per annum expressed in the notes to the date of such payment or deposit) and the amount payable to the trustee under the compensation and indemnification provisions of the indenture, and (ii) any and all events of default under the indenture with respect to the notes, other than the nonpayment of the principal of and interest on the notes that shall not have become due by their terms, shall have been remedied or waived as described above.

Each holder shall have the right to receive payment or delivery, as the case may be, of the principal (including the redemption price and the fundamental change repurchase price, if applicable) of and accrued and unpaid interest, if any, on the notes held by such holder and the consideration due upon conversion of its notes, on or after their respective due dates expressed or provided for in the indenture, or to bring suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates, shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes or to institute, conduct or defend any litigation unless such holders have offered to the trustee indemnity or security satisfactory to it against all losses, liability and expenses. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an event of default with respect to the notes is continuing;

(2)	holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request to the trustee to pursue the remedy;

(3)	such holders have offered the trustee indemnity or security satisfactory to it against all loss, liability and expenses;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such indemnity or security; and

(5)	the holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to the trustee’s right to request indemnity or security from the relevant holders as described above, the holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee under the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it against all losses, liability and expenses caused by taking or not taking such action.

The indenture provides that in the event an event of default has occurred and is continuing with respect to the notes, the trustee shall exercise the rights and powers vested in it by the indenture and use the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The indenture provides that if a default with respect to the notes occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must send to each holder of the notes notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note (including default in the payment of the fundamental change repurchase price) or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding the notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, an officer’s certificate indicating whether the signer thereof knows of any default that occurred during such previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any event of default and any event which with the giving of notice or the lapse of time would become an event of default, its status and what action we are taking or proposing to take in respect thereof.

Payments of the redemption price, fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate from the required payment date.

This “—Events of Default” section replaces the section of the accompanying prospectus under the heading “Description of our Debt Securities—Events of Default under the Indenture” in its entirety.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may:

(1)	reduce the consideration due upon conversion of the notes;

(2)	reduce the rate of or extend the stated time for payment of interest on any note;

(3)	reduce the principal of or change the stated maturity of any note;

(4)	make any change that adversely affects the conversion rights of any notes other than as required by the indenture;

(5)	reduce the redemption price, fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payment, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in a currency other than that stated in the note;

(7)	change the ranking of the notes;

(8)	impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(9)	make any change in the amendment provisions that require each holder’s consent or in the waiver provisions; or

(10)	reduce the percentage of the principal amount of then outstanding notes whose holders must consent to an amendment.

Without the consent of any holder, we and the trustee may amend or supplement the indenture or the notes to:

(1)	cure any ambiguity, omission, defect or inconsistency;

(2)	provide for the assumption by a successor corporation of our obligations under the indenture and the notes in accordance with the provisions of the indenture described above under “—Consolidation, Merger and Sale of Assets;”

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not adversely affect the rights of any holder;

(7)	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement as supplemented or amended by the related pricing term sheet, as evidenced by an officer’s certificate;

(8)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(9)	increase the conversion rate as provided in the indenture;

(10)	provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

(11)	provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee; or

(12)	in connection with any specified corporate event (as defined under “Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above), provide that the notes are convertible into reference property, subject to the provisions described under “Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly contemplated by the indenture.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture or the notes becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

This “—Modification and Amendment” section replaces the section of the accompanying prospectus under the heading “Description of our Debt Securities—Modification of Indenture; Waiver” in its entirety.

Discharge

We may satisfy and discharge our obligations under the indenture and the notes by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after all outstanding notes have become due and payable, whether at maturity, at any redemption date, at any fundamental change repurchase date, upon conversion or otherwise, cash or, solely to satisfy outstanding conversions, cash and/or shares of our common stock sufficient to pay all of the outstanding notes or satisfy all outstanding conversions, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture. The notes will not be subject to defeasance.

This “—Discharge” section replaces the section of the accompanying prospectus under the heading “Description of our Debt Securities—Discharge” in its entirety.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, last reported sale prices of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. Upon written request, we will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the written request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding, for the avoidance of doubt, any such documents or reports (or portions thereof) that are subject to confidential treatment and any correspondence with the SEC) must be delivered or filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be delivered and filed with the trustee as of the time such documents are filed via EDGAR (or any successor thereto); provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to EDGAR (or its successor).

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under this indenture (as to which the trustee is entitled to rely exclusively on officer’s certificates). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our or any other person’s compliance with the covenants described herein or with respect to any reports or other documents filed under the indenture.

Trustee

Wilmington Trust, National Association is the initial trustee, registrar, paying agent, and conversion agent, in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

This “—Governing Law” section replaces the section of the accompanying prospectus under the heading “Description of our Debt Securities—Governing Law” in its entirety.

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”), or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

■	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

■	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

■	a limited purpose trust company organized under the laws of the State of New York;

■	a “banking organization” within the meaning of the New York State Banking Law;

■	a member of the Federal Reserve System;

■	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

■	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

■	will not be entitled to have notes represented by the global note registered in their names;

■	will not receive or be entitled to receive physical, certificated notes; and

■	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to notices or the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the paying agent to DTC’s nominee as the registered holder of the global note. Neither we nor the paying agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered (i) to each person that DTC identifies as a beneficial owner of the related notes only if (a) DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days; or (b) DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or (ii) if an event of default with respect to the notes has occurred and is continuing, to each beneficial owner who requests that its beneficial interests in the notes be exchanged for notes in physical, certificated form.

DESCRIPTION OF CAPITAL STOCK

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. We refer in this section to our amended and restated certificate of incorporation as our certificate of incorporation, and we refer to our amended and restated bylaws as our bylaws.

General

Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, all of which shares of preferred stock are undesignated.

As of March 31, 2016, 26,423,394 shares of our common stock were outstanding. In addition, as of March 31, 2016, no shares of preferred stock were outstanding. Further, 2,400,177 shares of our common stock are issuable upon the exercise of stock options outstanding as of March 31, 2016, at a weighted average exercise price of $6.03 per share, 526,859 of which are vested and exercisable.

Common Stock

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by our Board of Directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.

Preferred Stock

Our Board of Directors currently has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Warrants

As of March 31, 2016, we had outstanding warrants that are exercisable for 56,408 shares of our common stock at a price of $6.204 per share. These warrants were initially exercisable for shares of our Series AA preferred stock prior to the initial public offering of our common stock (our “IPO”). Subsequent to the closing of our IPO, these warrants became exercisable for shares of our common stock instead of Series AA preferred stock at an amount to equal the number of shares of our common stock that the holder would have received if the warrant had been exercised in full and the resulting shares of convertible Series AA preferred stock received had been converted into shares of our common stock. These warrants are to expire on the earlier of (i) June 28, 2023 or (ii) automatically upon the closing of a sale or lease of all or substantially all of our business or property, our merger into or consolidation with any other corporation other than a wholly owned subsidiary of ours or any transaction or series of transactions pursuant to which more than 50% of the voting power of our capital stock is transferred.

Registration Rights

The holders of our registrable shares, as described in the third amended and restated investor rights agreement (the “Investor Rights Agreement”) that we entered into in connection with our preferred stock financings, are entitled to rights with respect to the registration of such shares under the Securities Act, as hereinafter described. These rights are provided under the terms of the Investor Rights Agreement, and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand Registration Rights

Certain holders of shares of our common stock, including shares issued upon the conversion of our preferred stock or their permitted transferees, are entitled to demand registration rights. Under the terms of the Investor Rights Agreement, we will be required, upon the written request of holders of at least 50% of our common shares issued upon conversion of our preferred stock, to register shares with an anticipated aggregate offering price of at least $5,000,000, to use our commercially reasonable efforts to effect the registration of at least 25% of our common shares issued upon conversion of our preferred stock, subject to certain exceptions. We are required to effect only two registrations pursuant to this provision of the Investor Rights Agreement.

Form S-3 Registration Rights

Certain holders of shares of our common stock issued upon the conversion of preferred stock or their permitted transferees are also entitled to short form registration rights. As long as we are eligible to file a registration statement on Form S-3, upon the written request of certain holders of our common stock issued upon conversion of our preferred stock to register shares with an anticipated aggregate offering price of at least $1,000,000, we will be required to use our best efforts to effect a registration of such shares, subject to certain exceptions.

Piggyback Registration Rights

Certain holders of shares of our common stock issued upon the conversion of preferred stock or their permitted transferees are entitled to piggyback registration rights. If we propose to register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration. Subject to certain exceptions, we and the underwriters may limit the number of shares included in the underwritten offering if the underwriters believe that including these shares would adversely affect the offering.

Indemnification

Our Investor Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of Registration Rights

The registration rights granted under the Investor Rights Agreement will terminate on the earlier of the fifth anniversary of the closing of our initial public offering, or February 23, 2020, or such date as all shares of restricted stock covered thereby may be sold under Rule 144 during any 90-day period.

Anti-takeover Effects of Our Certificate of Incorporation, Bylaws and Delaware Law

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Board Composition and Filling Vacancies

Our certificate of incorporation provides for the division of our Board of Directors into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our Board of Directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our Board of Directors.

No Written Consent of Stockholders

Our certificate of incorporation provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Meetings of Stockholders

Our certificate of incorporation and bylaws provide that only a majority of the members of our Board of Directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements

Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws

Any amendment of our certificate of incorporation must first be approved by a majority of our Board of Directors, and if required by law or our certificate of incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability, exclusive jurisdiction and the amendment of our certificate of incorporation and bylaws must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if our Board of Directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class.

Undesignated Preferred Stock

Our certificate of incorporation provides for 5,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our Board of Directors to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board of Directors were to determine that a takeover proposal is not in the best interests of our stockholders, our Board of Directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

■	before the stockholder became interested, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

■	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

■	at or after the time the stockholder became interested, the business combination was approved by our Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

■	any merger or consolidation involving the corporation and the interested stockholder;

■	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

■	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

■	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

■	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Exchange Listing

Our common stock is listed on the NASDAQ Global Market under the trading symbol “ITEK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 17 Battery Place, New York, NY 10004.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and any common stock received on conversion thereof, but does not purport to be a complete analysis of all potential tax effects and does not address the effects of any state, local, alternative minimum, estate, gift or non-U.S. tax laws. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect and to differing interpretations, all of which could result in U.S. federal income tax considerations different from those described below. No rulings from the Internal Revenue Service (“IRS”) have been or are expected to be sought with respect to the matters discussed below. The discussion below is not binding on the IRS or the courts. Accordingly, there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances or to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

■	a dealer in securities;

■	a financial institution;

■	a regulated investment company;

■	a real estate investment trust;

■	a tax-exempt organization;

■	an insurance company;

■	a person holding the notes as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell notes or common stock under the constructive sale provisions of the Code;

■	a trader in securities that has elected the mark-to-market method of tax accounting for securities;

■	an entity that is treated as a partnership for U.S. federal income tax purposes;

■	a person who is a partner or investor in a partnership or other pass-through entity that holds the notes or common stock;

■	a U.S. person whose “functional currency” is not the U.S. dollar;

■	a “controlled foreign corporation”;

■	a “passive foreign investment company”;

■	a qualified foreign pension fund; or

■	a U.S. expatriate.

In addition, this discussion is limited to persons who purchase the notes for cash at original issue and at their “issue price” (the first price at which a substantial amount of the notes is sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets within the meaning of Section 1221 of the Code.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note or a share of common stock received upon conversion of the note that is, for U.S. federal income tax purposes:

■	an individual who is a citizen or resident of the United States;

■	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

■	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

■	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a note or share of common stock received upon conversion of the note that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net-income basis on income or gain from a note or share of common stock. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” or, in certain circumstances, individuals who are U.S. expatriates. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

If a partnership holds the notes or shares of common stock received on conversion thereof, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding the notes or shares of common stock or a partner therein should consult its own tax advisors as to the tax consequences of holding and disposing of the notes or shares of common stock received on conversion thereof.

Prospective investors considering the purchase of notes should consult their own tax advisors concerning the particular U.S. federal income tax consequences to them of the ownership of the notes or shares of common stock received on conversion thereof in light of their specific situation, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations applicable to a U.S. holder of notes or shares of common stock received on conversion.

Payment of Interest.    Payments of stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

This discussion assumes that the notes will not be issued with more than a de minimis amount of original issue discount. If, however, the notes’ principal amount exceeds the issue price by more than a de minimis amount, as determined under applicable Treasury regulations, a U.S. holder will be required to include such excess of principal amount over issue price in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Additional Interest.    As described under the heading “Description of Notes—Events of Default,” we may be required to pay additional interest on the notes in certain circumstances. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the anticipated remote possibility of such additional payments. Assuming such position is respected, any additional interest paid to a U.S. holder would be taxable as additional ordinary income when received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. However, the IRS may take a position contrary to our position, which could materially and adversely affect the timing and character of income with respect to the notes. In particular, if the notes were treated as contingent payment debt instruments, U.S. holders would be required to accrue interest income at a higher rate on the notes and to treat any gain recognized on the sale or other disposition of a note (including any gain realized on the conversion of a note) as ordinary income rather than as capital gain. The remainder of the discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes.    A U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note, equal to the difference between the amount realized upon the sale, exchange, redemption or other taxable disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder) and the U.S. holder’s adjusted U.S. federal income tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally be its cost for that note plus the amount, if any, included in income on an adjustment to the conversion rate of the notes. Any such gain or loss generally will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

Conversion of Notes into Common Stock.    A U.S. holder who receives solely stock and cash in lieu of a fractional share of common stock upon conversion will generally not recognize any gain or loss, except to the extent of cash received in lieu of a fractional share, which will be taxable as a gain or loss as described below, and except to the extent of the fair market value of common stock received with respect to accrued interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. holder.

A U.S. holder’s tax basis in the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the tax basis in the note that was converted (excluding the portion of the tax basis that is allocable to any fractional share). A U.S. holder’s holding period for shares of common stock will include the period during which the U.S. holder held the notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash a U.S. holder receives in respect of the fractional share and the portion of the U.S. holder’s tax basis in the note that is allocable to the fractional share. Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the note has been held for more than one year.

If a U.S. holder surrenders notes for conversion and such notes are exchanged with an entity other than us or certain entities that would be treated, for U.S. federal income tax purposes, as a successor to us, the U.S. holder will be required to recognize gain or loss as described under “—Sale, Exchange, Redemption or Other Taxable Disposition of Notes.” In such case, the U.S. holder’s tax basis in the common stock received will equal the fair market value of the stock on the date of the exchange, and the U.S. holder’s holding period in the common stock received will begin on the day after the date of the exchange.

Constructive Distribution.    Under Section 305(c) of the Code, depending upon the particular circumstances, certain adjustments (or failures to make adjustments) in the conversion rate of the notes that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may result in a deemed distribution for U.S. federal income tax purposes equal to the fair market value of such increase. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases a U.S. holder’s proportionate interest could be treated as a deemed distribution. In this regard, adjustments to the conversion rate of the notes that are not made in connection with other shareholders of the Company receiving a distribution of money or other property generally will not give rise to a deemed distribution. Additionally, even if an adjustment is made in connection with other shareholders receiving such a distribution, if such adjustment is made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the beneficial owners of the notes, it generally will not result in a deemed distribution. Any deemed distribution would be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends paid to non-corporate beneficial owners. It is also not clear whether corporate beneficial owners would be entitled to claim the dividends-received deduction with respect to any such constructive dividends.

The conversion rate of the notes will be adjusted in certain circumstances, including upon the payment of certain cash distributions, in connection with a make-whole voluntary conversion or a make-whole fundamental change. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, upon the payments of cash distributions to holders of common stock or in connection with a make-whole voluntary conversion or a make-whole fundamental change) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, depending on the facts at the time, in particular whether we have paid in the past or will pay in the future distributions on our stock or interest on other convertible debt, a U.S. holder may be deemed to have received a distribution even though it has not received any cash or property because of such adjustments. We do not currently anticipate paying cash distributions for the foreseeable future that could have the result of a U.S. holder receiving a deemed distribution as a result of an adjustment to the conversion rate of the notes, although there can be no assurance in this regard.

Common Stock.    Distributions, if any, made on our common stock generally will be included in a U.S. holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits. However, for individual U.S. holders, such dividends currently are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. For corporate U.S. holders, dividends received may be eligible for the dividends-received deduction, subject to applicable limitations.

Upon the sale, exchange, or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. holders (including individuals) are generally subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to certain limits under the Code.

Unearned Income Medicare Contribution Tax.    Certain U.S. holders who are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, interest and dividends and capital gains from the sale, exchange, redemption, retirement or other taxable disposition of notes and our common stock.

Information Reporting and Backup Withholding.    Information reporting requirements generally will apply to payments of interest on the notes, distributions on shares of common stock (including constructive distributions deemed paid) and to the proceeds of a sale of a note or shares of common stock received on conversion thereof unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status, or fails to report in full interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to IRS. We are required to determine the date and amount of any constructive distributions. Recently proposed Treasury Regulations, on which we may rely prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined, and provide that our determination of those items will generally control the timing and amount of any constructive distributions (or portions thereof) a U.S. holder would be required to include in such U.S. holder’s taxable income.

Non-U.S. Holders

The following is a summary of the U. S. federal income tax considerations applicable to a non-U.S. holder (as defined above) of notes or shares of common stock received on conversion thereof.

Payments of Interest.    The gross amount of payments to a non-U.S. holder of interest that does not qualify for the portfolio interest exemption and that is not effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States (or, if required by an applicable income tax treaty, is not attributable to a permanent establishment of such non-U.S. holder in the United States) will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding tax. The 30% U. S. federal withholding tax will not apply to any payment to a non-U.S. holder of interest on a note under the “portfolio interest exemption” provided the non-U.S. holder:

■	does not actually (or constructively) own 10% or more of the total combined voting power of all of our stock entitled to vote;

■	is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

■	either (1) provides the non-U.S. holder’s name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form), and certifies under penalties of perjury that it is not a U.S. person or (2) owns through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business that certifies, under penalties of perjury, that such a form has been received from the non-U.S. holder by it or by a financial institution between it and the non-U.S. holder.

If a non-U.S. holder is engaged in a trade or business in the United States and interest paid on the note constitutes income that is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of that non-U.S. holder ), or U.S. Trade or Business Income, such interest will be taxed on a net basis at regular graduated U.S. income tax rates rather than the 30% gross rate. In the case of a non-U.S. holder that is a corporation, such U.S. Trade or Business Income may also be subject to the branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

To claim the benefit of a tax treaty exemption from or reduction in withholding, or to claim exemption from withholding because the income is U.S. Trade or Business Income, a non-U.S. holder must provide a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or such successor forms as the IRS designates), as applicable. The non-U.S. holder must provide the form to its withholding agent. These forms must be periodically updated. A non-U.S. holder who is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Dividends and Constructive Dividends.    Any dividends paid to a non-U.S. holder with respect to shares of our common stock received on conversion of a note (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, for cash dividends paid to holders of our common stock, see “—U.S. Holders—Constructive Distribution” above) will be subject to withholding tax at a 30% rate (or lower applicable treaty rate). Because any constructive dividend a non-U.S. holder is deemed to receive would not give rise to any cash from which any applicable withholding tax could be satisfied, this tax would be withheld from any amount owed to the non-U.S. holder, including, but not limited to, interest payments, cash or shares of common stock otherwise due on conversion, dividends or sales proceeds subsequently paid or credited to the non-U.S. holder. Dividends and constructive dividends that constitute U.S. Trade or Business Income and are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. Non-U.S. holders eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption or Other Disposition of Notes or Shares of Common Stock.    A non-U.S. holder will recognize gain on the sale, exchange, redemption or other taxable disposition of notes or shares of common stock received on conversion thereof. Nevertheless, such gain generally will not be subject to U.S. federal income tax unless:

■	such gain is U.S. Trade or Business Income (as defined above);

■	in the case of any gain recognized by an individual non-U.S. holder, such non-U.S. holder is present in the United States for 183 days or more in the taxable year of such sale, exchange, redemption or other disposition and certain other conditions are met; or

■	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period and the 5-year period ending on the date of such sale, exchange, redemption or other disposition.

An individual non-U.S. holder described in the first bullet point above will be subject to tax on the net gain derived from the sale, exchange, redemption or other taxable disposition under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by U.S. source capital losses, even though such non-U.S. holder is not considered a resident of the United States. A corporate non-U.S. holder that falls under the first bullet point above will be subject to tax on any net gain in the same manner as if such non-U.S. holder was a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of such non-U.S. holder’s U.S. Trade or Business Income or at such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Any stock that a non-U.S. holder receives on the sale, exchange, redemption or other disposition of a note that is attributable to accrued interest will not give rise to gain, as described above, but will instead generally be subject to the rules for taxation of interest described above under “—Payments of Interest.”

Information Reporting and Backup Withholding.    The amount of interest and distributions paid (including distributions deemed paid) and the amount of tax, if any, withheld with respect to those payments will be reported to the non-U.S. holder and the IRS. Copies of the information returns reporting such interest and distributions and any withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides, under the provisions of an applicable income tax treaty.

We are required to determine the date and amount of any constructive distributions. Recently proposed Treasury Regulations, on which we may rely prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined, and provide that our determination of those items will generally control the timing and amount of any constructive distributions (or portions thereof) a non-U.S. holder would be required to include in such non-U.S. holder’s taxable income.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends, provided that the withholding agent does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person, as defined under the Code, and has received the statement described above in the third bullet point under “—Payments of Interest.” In addition, information returns will not be filed with the IRS in connection with the payment of proceeds from a sale or other disposition of the notes or the shares of our common stock unless made within the United States or through certain U.S. related payors. In the case of a payment made within the United States, unless the withholding agent has not received the statement described above in the third bullet point under “—Payments of Interest,” a non-U.S. holder may also be subject to U.S. backup withholding on such proceeds.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Withholding on Foreign Accounts.    Legislation known as the Foreign Account Tax Compliance Act and guidance issued thereunder (“FATCA”) imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other foreign entities (including financial intermediaries). FATCA generally imposes withholding at a rate of 30% on payments to certain foreign entities of interest on and the gross proceeds of dispositions of the notes and dividends on and the gross proceeds of dispositions of our common stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or the entity otherwise qualifies for an exemption. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. These withholding rules generally apply to payments of interest on the notes and dividends on common stock currently and are scheduled to apply to payments of gross proceeds from a sale or other disposition of the notes or common stock made on or after January 1, 2019. You should consult your tax advisor regarding the application of FATCA.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the principal amounts of the notes set forth opposite its name below. Cowen and Company, LLC is acting as the sole representative of the underwriters.

Underwriters	Principal Amount of Notes
Cowen and Company, LLC	$40,000,000
Piper Jaffray & Co.	10,000,000

Total	$50,000,000

The underwriting agreement provides that the underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option described below, unless and until this option is exercised. The underwriting agreement also provides that if any underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated. The offering of the notes by the underwriters is subject to receipt and acceptance, and subject to the underwriters’ right to reject any order in whole or in part.

We have agreed to indemnify the several underwriters against specified liabilities in connection with this offering, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Option to Purchase Additional Notes

We have granted to the underwriters an option to purchase up to an additional $7.5 million in aggregate principal amount of the notes, exercisable within a 30-day period from the date of this prospectus supplement. To the extent that the underwriters exercise this option, the underwriters will purchase additional notes from us in approximately the same proportion as shown in the table above and at the initial public offering price, less the underwriting discounts.

Underwriting Discounts and Expenses

The initial public offering price is set forth on the cover page of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price set forth on the cover of this prospectus supplement. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of notes made outside of the United States may be made by affiliates of certain of the underwriters.

The following table shows the underwriting discount to be received by the underwriters in connection with the sale of the notes, assuming both no exercise and full exercise of the option to purchase additional notes.

	Without Option	With Option
Per $1,000 note	$50	$50

Total	$2,500,000	$2,875,000

J. Wood Capital Advisors LLC and Perella Weinberg Partners LP are acting as our financial advisors for this transaction, for which we will pay them a fee.

We estimate that the total expenses of this offering of notes, excluding underwriting discounts and commissions, will be approximately $0.64 million and are payable by us. We have also agreed to reimburse the underwriters for certain of their expenses as set forth in the underwriting agreement, including legal fees incurred in the qualification of this offering with the Financial Regulatory Authority, or FINRA, in an amount of up to $15,000, which amount is deemed to be underwriting compensation by FINRA. The underwriters have also agreed to reimburse us for a portion of our offering-related expenses.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we and our directors and officers have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of Cowen and Company, LLC for a period of 90 days after the date of the underwriting agreement.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions to the lock-up for officers and directors include: (a) transfers made as a bona fide gift to an immediate family member, to a trust the beneficiaries of which are exclusively the executive officer, director or stockholder or immediate family member, or to a charity or educational institution; (b) transfers made by will or intestate succession; (c) transfers made by an employee or director pursuant to a net exercise or cashless exercise of outstanding equity awards pursuant to our equity plans or as forfeitures or sales to us of common stock or securities convertible into common stock to cover tax withholding obligations in connection with the vesting, settlement or exercise of equity awards outstanding on the date of the underwriting agreement; (d) the conversion, exchange or exercise of any securities convertible into or exchangeable for our common stock; (e) transactions relating to our common stock or other securities convertible into or exercisable or exchangeable for our common stock acquired in open market transactions after the date of this prospectus supplement, provided that no such transaction is required to be, or is, publicly announced; (f) the establishment of a trading plan in accordance with Rule 10b5-l(c) under the Exchange Act, provided that no sale or other disposition under such trading plan may occur during the 90-day restricted period; and (g) transfers pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to holders of our common stock involving the transfer in one or more transactions to a person or affiliated persons of our voting securities if, after such transfer, such person or group of affiliated persons would hold 90% of our outstanding voting securities. The exceptions to the lock-up for us are: (i) our sale of notes in this offering, including any notes issued pursuant to the exercise of the underwriters’ option to purchase additional notes; (ii) the issuance of common stock or options to acquire common stock pursuant to our employee benefit plans, equity compensation plans or other compensation plans in existence on the date hereof and as described in this prospectus supplement or the documents incorporated by reference herein; (iii) the issuance of common stock pursuant to the conversion or exercise of the notes; (iv) the issuance of common stock pursuant to the conversion of securities or the exercise of warrants in existence on the date hereof and as described in this prospectus supplement or the documents incorporated by reference herein; (v) the issuance of common stock to J. Wood Capital Advisors LLC as compensation for advisory services in connection with the transactions described in this prospectus supplement; (vi) the issuance of common stock or securities convertible into or exercisable for shares of common stock in connection with any acquisition or similar transaction or any debt financing transaction provided that such issuance does not exceed 10% of our total outstanding shares of common stock; and (vii) issuances and sales of our common stock pursuant to our ATM Program with Cowen and Company, LLC so long as such issuances and sales occur no earlier than 30 days after the date of this prospectus supplement. In addition, the lock-up provision will not restrict broker dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

Cowen and Company, LLC may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our common stock and other securities from lock-up agreements, Cowen and Company, LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares or the amount of notes for which the release is being requested and market conditions at the time of the request.

Price Stabilization and Short Positions

In connection with this offering, the underwriters may purchase and sell notes and common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. If the underwriters create a short position in the notes in connection with the offering, the underwriters may cover that short position by purchasing notes in the open market or by exercising all or a part of the underwriters’ option to purchase additional notes described above.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses, including an initial public offering of common stock, simultaneous offering of convertible notes in 2015 and a follow-on offering of common stock in 2015, and entry into an at-the-market equity offering program in 2016.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Certain of the underwriters are expected to make offers and sales outside the United States through one or more of their affiliates as selling agents.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompany prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). Furthermore, no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by the public in Hong Kong (except if permitted under the laws of Hong Kong), other than with respect to notes that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person (or any person pursuant to Section 275(1A)) in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is: (a) a corporation (which is not an accredited investor) whose sole business is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of which is an accredited investor, then shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that corporation or trust shall not be transferable for six months after that corporation or trust had acquired the notes under Section 275. However, such restriction shall not apply: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; and (3) by operation of law.

United Kingdom

Each of the underwriters has, separately and not jointly, represented and agreed that:

■	it has not made or will not make an offer of the notes to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA;

■	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

■	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

The notes will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area

In relation to each Member State of the European Economic Area, or the EEA, which has implemented the European Prospectus Directive (each, a “Relevant Member State”), an offer of our notes may not be made to the public in a Relevant Member State other than:

■	to any legal entity which is a qualified investor, as defined in the European Prospectus Directive;

■	to fewer than 150 natural or legal persons (other than qualified investors as defined in the European Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer, or

■	in any other circumstances falling within Article 3(2) of the European Prospectus Directive, provided that no such offer of our notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the European Prospectus Directive or supplement prospectus pursuant to Article 16 of the European Prospectus Directive.

For the purposes of this description, the expression an “offer to the public” in relation to the notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that Relevant Member State by any measure implementing the European Prospectus Directive in that member state, and the expression “European Prospectus Directive’’ means Directive 2003/71/EC (and amendments hereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the notes as contemplated in this document. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of notes on our behalf or on behalf of the underwriters.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the underwriters by Cooley LLP, New York, New York.

EXPERTS

The consolidated financial statements of Inotek Pharmaceuticals Corporation as of December 31, 2015 and 2014 and for each of the years in the two year period ended December 31, 2015, incorporated in this prospectus supplement by reference from the Inotek Pharmaceuticals Corporation Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in this prospectus supplement in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus supplement is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus supplement in accordance with the rules of the SEC. We are subject to the information requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

Our website is located at www.inotekpharma.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file after the date hereof with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, after the date of this prospectus supplement and prior to the termination of this offering:

■	Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 23, 2016;

■	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as filed with the SEC on May 11, 2016;

■	The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed), which was filed with the SEC on May 6, 2016;

■	Current Reports on Form 8-K filed with the SEC on January 12, 2016, February 26, 2016, March 11, 2016, April 4, 2016, June 27, 2016, July 14, 2016 and July 22, 2016 (in each case, except for information contained therein which is furnished rather than filed); and

■	The description of our common stock contained in our registration statement on Form 8-A, which was filed with the SEC on February 2, 2015, including any amendment or report filed for the purpose of updating such description.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered a copy of the documents incorporated by reference into this prospectus supplement. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement, at no cost by writing or telephoning us at the following:

Inotek Pharmaceuticals Corporation, 91 Hartwell Avenue, Lexington, Massachusetts 02421, Attention: Secretary, (781) 676-2100.

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at www.inotekpharma.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

We have not authorized anyone to provide you with information other than what is incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We are not making an offer of these securities in any state where such offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference herein or therein is accurate as of any date other than the date on the front of this prospectus supplement, the accompanying prospectus or those documents.

PROSPECTUS

Inotek Pharmaceuticals Corporation

$200,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

From time to time, we may offer, issue and sell up to $200,000,000 of any combination of the securities described in this prospectus in one or more offerings. We may also offer securities as may be issuable upon conversion, redemption, repurchase, exchange or exercise of any securities registered hereunder, including any applicable antidilution provisions.

This prospectus provides a general description of the securities we may offer. Each time we offer securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before you invest in any of the securities being offered.

This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. The prospectus supplement or any related free writing prospectus may also add to, update, supplement or clarify information contained in this prospectus.

Our common stock is traded on The NASDAQ Global Market under the symbol “ITEK”. The last reported sales price of our common stock on The NASDAQ Global Market on April 1, 2016 was $7.63 per share.

We may offer and sell our securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. If agents, underwriters or dealers are used to sell our securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of our securities and the net proceeds we expect to receive from the sale of such securities will also be set forth in a prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” on page 3 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus or the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2016.

We are responsible for the information contained and incorporated by reference in this prospectus, in any accompanying prospectus supplement, and in any related free writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this documentation are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of our securities being offered. You should read this prospectus together with the additional information described under the heading “Additional Information” and “Incorporation of Certain Information by Reference.”

Under this shelf registration, we may offer shares of our common stock and preferred stock, various series of warrants to purchase common stock or preferred stock, debt securities or any combination thereof, from time to time in one or more offerings. This prospectus only provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the specific terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement. Each such prospectus supplement and any free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” before you invest in our securities.

We have not authorized anyone to provide you with information in addition to or different from that contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any information not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information”.

Unless otherwise mentioned or unless the context requires otherwise, throughout this prospectus, any applicable prospectus supplement and any related free writing prospectus, the words “Inotek”, “we”, “us”, “our”, the “company” or similar references refer to Inotek Pharmaceuticals Corporation and its subsidiaries; and the term “securities” refers collectively to our common stock, preferred stock, warrants to purchase common stock or preferred stock, debt securities, or any combination of the foregoing securities.

We own various U.S. federal trademark registrations and applications and unregistered trademarks, including our corporate logo. This prospectus and the information incorporated herein by reference contains references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and the information incorporated herein, including logos, artwork, and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

COMPANY OVERVIEW

We are a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for glaucoma and other diseases of the eye. Glaucoma is a disease of the eye that is typically characterized by structural evidence of optic nerve damage, vision loss and consistently elevated intraocular pressure, or IOP. Our lead product candidate, trabodenoson, is a first-in-class selective adenosine mimetic that we rationally designed to lower IOP by restoring the eye’s natural pressure control mechanism. We developed this molecule to selectively stimulate a particular adenosine subreceptor in the eye with the effect of augmenting the intrinsic function of the eye’s trabecular meshwork, or TM. The TM regulates the pressure inside the eye and is also the main outflow path for the fluid inside of the eye that often builds up pressure in patients with glaucoma. We believe that by restoring the natural function of the TM and this outflow path, rather than changing the fundamental dynamics of pressure regulation in the eye, trabodenoson’s mechanism of action should result in a lower risk of unintended side effects and long term safety issues than other mechanisms of action. Additionally, trabodenoson’s unique mechanism of action in the TM should complement the activity of existing glaucoma therapies that exert their IOP-lowering effects on different parts of the in-flow and out-flow system of the eye. Our product pipeline includes trabodenoson monotherapy delivered in an eye drop formulation, as well as a fixed-dose combination, or FDC, of trabodenoson with latanoprost given once-daily, or QD. We are also evaluating the potential of trabodenoson to slow the loss of vision associated with glaucoma and degenerative retinal diseases.

CORPORATE INFORMATION

We were incorporated under the laws of the state of Delaware in 1999. Our principal executive office is located at 91 Hartwell Avenue, Lexington, Massachusetts, 02421, and our telephone number is (781) 676-2100. Our website address is www.inotekpharma.com. The information on, or that can be accessed through, our website does not constitute part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock. Our common stock trades on The NASDAQ Global Market under the symbol “ITEK”.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of our initial public offering in February 2015, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described in the documents incorporated by reference in this prospectus and any prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of our securities could decline due to the materialization of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described in the documents incorporated herein by reference, including our most recent Annual Report on Form 10-K for the year ended December 31, 2015, as amended, which is on file with the SEC and is incorporated by reference into this prospectus, and other documents we file with the SEC that are deemed incorporated by reference into this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “may”, “will”, “could”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, “continue”, and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors referenced in the section “Risk Factors.”

This prospectus, including the sections entitled “About this Prospectus” and “Risk Factors,” contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing;

•	federal, state, and non-U.S. regulatory requirements, including regulation of our current or any other future product candidates by the U.S. Food and Drug Administration, or the FDA;

•	the success, timing and cost of our current Phase 3 program for trabodenoson as a monotherapy and planned Phase 3 and other clinical trials and anticipated Phase 2 program for our fixed-dose combination product candidate, including statements regarding the timing of initiation and completion of the trials;

•	the timing of and our ability to submit regulatory filings to the FDA and to obtain and maintain FDA or other regulatory authority approval of, or other action with respect to, our product candidates;

•	our commercialization, marketing and manufacturing capabilities and strategy, including with respect to our potential sales force in the United States and our partnering and collaboration efforts outside the United States;

•	third-party payor reimbursement for our current product candidates or any other potential products;

•	our expectations regarding the clinical safety, tolerability and efficacy of our product candidates and results of our clinical trials;

•	the glaucoma patient market size and the rate and degree of market adoption of our product candidates by ophthalmologists, optometrists and patients;

•	the timing, cost or other aspects of a potential commercial launch of our product candidates and potential future sales of our current product candidates or any other potential products if any are approved for marketing;

•	our expectations regarding licensing, acquisitions and strategic operations;

•	the potential advantages of our product candidates;

•	our competitors and their product candidates, including our expectations regarding those competing product candidates;

•	our ability to protect and enforce our intellectual property rights, including our patented and trade secret protected proprietary rights in our product candidates; and

•	anticipated trends and challenges in our business and the markets in which we operate.

These forward-looking statements are neither promises nor guarantees of future performance due to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those indicated by these forward-looking statements, including, without limitation: the possibility that we may experience slower than expected clinical site initiation or slower than expected identification and enrollment of evaluable patients; the potential for delays or problems in analyzing data or the need for additional analysis, data or patients; the potential that future pre-clinical and clinical results may not support further development of our product candidates; the potential for unexpected adverse events in the conduct of one of our clinical trials to impact our ability to continue the clinical trial or further development of a product candidate; the risk that we may encounter other unexpected hurdles or issues in the development and manufacture of our product candidates that may impact our cost, timing or progress, as well as those risks more fully discussed in the “Risk Factors” section and under “—Risks Related to Our Business” in this prospectus supplement, the section of any accompanying prospectus supplement entitled “Risk Factors” and the risk factors and cautionary statements described in other documents that we file from time to time with the SEC, specifically under “Item 1A: Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K for the period ended December 31, 2015, and our Current Reports on Form 8-K.

Given these uncertainties, readers should not place undue reliance on our forward-looking statements. These forward-looking statements speak only as of the date on which the statements were made and are not guarantees of future performance. Except as may be required by applicable law, we do not undertake to update any forward-looking statements after the date of this prospectus supplement or the respective dates of documents incorporated by reference herein or therein that include forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for recently completed fiscal years and any required interim periods will be specified in a prospectus supplement or in a document that we file with the SEC and incorporated by reference in the future.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF OUR COMMON STOCK

This section describes the general terms of our common stock that we may offer from time to time. For more detailed information, a holder of our common stock should refer to our certificate of incorporation, our bylaws and our rights agreement, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

We are authorized to issue up to 120,000,000 shares of common stock, $0.01 par value per share. As of December 31, 2015, 26,423,394 shares of common stock were outstanding.

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. The holders of our common stock do not have any cumulative voting rights. Holders of our common stock are entitled to receive ratably any dividends declared by the Board of Directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock. Our common stock has no preemptive rights, conversion rights or other subscription rights or redemption or sinking fund provisions.

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock. The shares to be issued by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable.

Stock Exchange Listing

Our common stock is listed on the NASDAQ Global Market. The trading symbol for our common stock is “ITEK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 17 Battery Place, New York, NY 10004.

DESCRIPTION OF OUR PREFERRED STOCK

This section describes the general terms and provisions of our preferred stock that we may offer from time to time. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, which may differ from the terms we describe below. We will file a copy of the certificate of designation that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock, and these certificates of designation will be incorporated by reference into the registration statement of which this prospectus is a part. Each certificate of designation will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. A holder of our preferred stock should refer to the applicable certificate of designation, our certificate of incorporation and the applicable prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) for more specific information.

Our Board of Directors currently has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock, $0.001 par value per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock.

The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are currently outstanding.

We will incorporate by reference as an exhibit to the registration statement, which includes this prospectus, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering. This description and the applicable prospectus supplement will include:

•	the title and stated value;

•	the number of shares authorized;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date, and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

When we issue shares of preferred stock under this prospectus, the shares will fully be paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

DESCRIPTION OF OUR DEBT SECURITIES

This section describes the general terms and provisions of our debt securities that we may issue from time to time. We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any future debt securities we may offer under this prospectus, the applicable prospectus supplement or free writing prospectus will describe the specific terms of any debt securities offered through that prospectus supplement or free writing prospectus. The terms of any debt securities we offer under a prospectus supplement or free writing prospectus may differ from the terms we describe below. Unless the context requires otherwise, whenever we refer to the “indentures,” we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue any senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue any subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement, of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The indentures will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We use the term “trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplement or free writing prospectus and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete applicable indenture that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement or free writing prospectus the terms of the series of debt securities being offered, including:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and, if so, the terms and who the depository will be;

•	the maturity date;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option, to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders or affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of certain material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the applicability of the provisions in the indenture on discharge;

•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement or free writing prospectus the terms on which a series of debt securities may be convertible into or exchangeable for our common stock, our preferred stock or other securities (including securities of a third-party). We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock, our preferred stock or other securities (including securities of a third-party) that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for other securities of ours or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable at maturity, upon redemption or repurchase or otherwise, and the time for payment has not been extended;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

We will describe in each applicable prospectus supplement or free writing prospectus any additional events of default relating to the relevant series of debt securities.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the unpaid principal, premium, if any, and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee or security satisfactory to it against any loss, liability or expense or to be incurred in compliance with instituting the proceeding as trustee; and

•	the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities, or other defaults that may be specified in the applicable prospectus supplement or free writing prospectus.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

Subject to the terms of the indenture for any series of debt securities that we may issue, we and the trustee may change an indenture without the consent of any holders with respect to the following specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Description of Our Debt Securities—Consolidation, Merger or Sale;”

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Our Debt Securities—General,” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the benefit of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred to us in the indenture; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, subject to the terms of the indenture for any series of debt securities that we may issue or as otherwise provided in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, we and the trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the stated maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption or repurchase of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that, subject to the terms of the indenture and any limitation otherwise provided in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the trustee;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement or free writing prospectus, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement or free writing prospectus with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement or free writing prospectus, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement or free writing prospectus, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement or free writing prospectus the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series. If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs.

Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement or free writing prospectus, we will designate the corporate trust office of the trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement or free writing prospectus any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Ranking of Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement or free writing prospectus. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

The senior debt securities will rank equally in right of payment to all our other senior unsecured debt. The senior indenture does not limit the amount of senior debt securities that we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF OUR WARRANTS

The following description, together with the additional information we include in any applicable prospectus supplements or free writing prospectus, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which may consist of warrants to purchase common stock, preferred stock and/or debt securities in one or more series. Warrants may be offered independently or together with common stock, preferred stock and/or debt securities offered by any prospectus supplement or free writing prospectus, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement or free writing prospectus. The terms of any warrants we offer under a prospectus supplement or free writing prospectus may differ from the terms we describe below.

We will issue the warrants under a warrant agreement which we will enter into with a warrant agent to be selected by us. Forms of these warrant agreements and forms of the warrant certificates representing the warrants, and the complete warrant agreements and forms of warrant certificates containing the terms of the warrants being offered, will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements or free writing prospectus related to the warrants that we sell under this prospectus, as well as the complete warrant agreements that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement or free writing prospectus the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement or free writing prospectus will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•	the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which such right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

If warrants for the purchase of common stock or preferred stock are offered, the prospectus supplement or free writing prospectus will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

•	the designation and terms of any series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

•	the date on and after which the holder of the warrants can transfer them separately from the related common stock or series of preferred stock;

•	the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which such common stock or preferred stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of common stock or preferred stock will be in registered form only.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement or free writing prospectus. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement or free writing prospectus to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•	delivering the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities, common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement or free writing prospectus states otherwise, the exercise price of, and the number of securities covered by, a common stock warrant or preferred stock warrant will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement or free writing prospectus states otherwise, if we, without receiving payment:

•	issue capital stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to holders of our common stock or preferred stock;

•	pay any cash to holders of our common stock or preferred stock other than a cash dividend paid out of our current or retained earnings or other than in accordance with the terms of the preferred stock;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to holders of our common stock or preferred stock; or

•	issue common stock or preferred stock or additional stock or other securities or property to holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement, then the holders of common stock warrants and preferred stock warrants, as applicable, will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of stock and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock, as applicable, issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional stock and other securities and property.

Except as stated above or as otherwise set forth in the applicable prospectus supplement or free writing prospectus, the exercise price and number of securities covered by a common stock warrant and preferred stock warrant, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants and preferred stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock, as applicable;

•	certain share exchanges, mergers, or similar transactions involving us and which result in changes of the common stock or preferred stock, as applicable; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive stock, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants and preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares of stock and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF OUR UNITS

This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable prospectus supplement or free writing prospectus. If so described in a particular prospectus supplement or free writing prospectus, the specific terms of any series of units may differ from the general description of terms presented below.

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, debt securities, warrants or any combination of such securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•	the terms of the units and of any of the shares of common stock, shares of preferred stock, debt securities, or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if appropriate, a discussion of material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

DESCRIPTION OF CERTAIN PROVISIONS OF DELAWARE LAW

AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

We are organized as a Delaware corporation. The following is a summary of our certificate of incorporation and bylaws and certain provisions of the Delaware General Corporation Law, or the DGCL. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire certificate of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find Additional Information,” or refer to the provisions of Delaware law.

Classification of Directors

Our certificate of incorporation provides for the division of our Board of Directors into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our Board of Directors, however occurring, including a vacancy resulting from an increase in the size of our Board of Directors, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The classification of directors, together with the limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our Board of Directors.

Special Meetings

Our certificate of incorporation and bylaws provide that only a majority of the members of our Board of Directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Indemnification

Our certificate of incorporation and our bylaws, as amended, provide that we shall indemnify our directors and officers to the fullest extent permitted by law. In addition, we have previously entered into and intend to enter into new agreements to indemnify our directors and executive officers. These agreements will, among other things, indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of us or that person’s status as a member of our Board of Directors.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•	at or after the time the stockholder became interested, the business combination was approved by our Board of Directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

PLAN OF DISTRIBUTION

We may sell our securities from time to time in one or more transactions. We may sell our securities to or through agents, underwriters, dealers, remarketing firms or other third parties or directly to one or more purchasers or through a combination of any of these methods. In some cases, we or dealers acting with us or on behalf of us may also purchase our securities and reoffer them to the public. We may also offer and sell, or agree to deliver, our securities pursuant to, or in connection with, any option agreement or other contractual arrangement.

Agents whom we designate may solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities, and disclose any commissions that we will pay to the agent, in the applicable prospectus supplement.

•	Unless we indicate otherwise in the applicable prospectus supplement, agents will act on a best efforts basis for the period of their appointment.

•	Agents may be deemed to be underwriters under the Securities Act, of any of our securities that they offer or sell.

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

•	We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement, together with the prospectus, to sell our securities.

We may use a dealer to sell our securities.

•	If we use a dealer, we will sell our securities to the dealer, as principal.

•	The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of the transactions with the dealer in the applicable prospectus supplement.

We may solicit directly offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of direct sales in the applicable prospectus supplement.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) of the Securities Act.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act. Agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our respective affiliates, in the ordinary course of business.

We may authorize agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and when delivery of our securities will be made under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

•	We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Unless otherwise specified in connection with a particular underwritten offering of our securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters in certain circumstances are permitted to engage in certain transactions that stabilize the price of our securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities. If the underwriters create a short position in our securities in connection with the offering (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the underwriters may reduce that short position by purchasing our securities in the open market or as otherwise provided in the applicable prospectus supplement. The underwriters may also impose a penalty bid, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our securities to the extent that it were to discourage resales of our securities. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We may effect sales of securities in connection with forward sale, option or other types of agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through a stock exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately-negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, prices relating to such prevailing market prices or at negotiated or fixed prices.

The specific terms of the lock-up provisions, if any, in respect of any given offering will be described in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Goodwin Procter LLP, Boston, Massachusetts. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Inotek Pharmaceuticals Corporation as of December 31, 2015 and 2014 and for the years then ended, incorporated in this Prospectus by reference from the Inotek Pharmaceuticals Corporation Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement that we have filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance therewith, file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. These documents also may be accessed through the SEC’s Electronic Data Gathering, Analysis and Retrieval system, or EDGAR, via electronic means, including the SEC’s home page on the Internet (www.sec.gov).

We have the authority to designate and issue more than one class or series of stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption. We will furnish a full statement of the relative rights and preferences of each class or series of our stock which has been so designated and any restrictions on the ownership or transfer of our stock to any stockholder upon request and without charge. Written requests for such copies should be directed to Inotek Pharmaceuticals Corporation, 91 Hartwell Avenue, Lexington, Massachusetts, 02421, Attention: Secretary, or by telephone request to (781) 676-2100. Our website is located at http://www.inotekpharma.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file after the date hereof with the SEC will automatically update and supersede the information already incorporated by reference. We are incorporating by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any future report or document that is not deemed filed under such provisions, after the date of this prospectus and prior to the termination of this offering:

•	Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on March 23, 2016;

•	Current Reports on Form 8-K filed with the SEC on January 12, 2016, February 26, 2016, March 11, 2016, March 25, 2016 and April 4, 2016 (in each case, except for information contained therein which is furnished rather than filed); and

•	The description of our common stock contained in our registration statement on Form 8-A, which was filed with the SEC on February 2, 2015, including any amendment or report filed for the purpose of updating such description.

Upon request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of the documents incorporated by reference into this prospectus. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus, at no cost by writing or telephoning us at the following:

Inotek Pharmaceuticals Corporation, 91 Hartwell Avenue, Lexington, Massachusetts, 02421, Attention: Secretary, (781) 676-2100.

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at www.inotekpharma.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus or any accompanying prospectus supplement.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

We have not authorized anyone to provide you with information other than what is incorporated by reference or provided in this prospectus or any prospectus supplement. We are not making an offer of these securities in any state where such offer is not permitted. You should not assume that the information in this prospectus or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

$50,000,000

5.75% Convertible Senior Notes due 2021

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Cowen and Company	Piper Jaffray

Financial Advisors

J. Wood Capital Advisors	Perella Weinberg Partners

August 1, 2016